===============================================================================





                            AGREEMENT AND PLAN OF MERGER

                                AND PLAN OF EXCHANGE

                                       among

                                IWL HOLDINGS CORP.,

                         IWL COMMUNICATIONS, INCORPORATED,

                               IWL ACQUISITION CORP.,

                           CAPROCK COMMUNICATIONS CORP.,

                             CAPROCK ACQUISITION CORP.

                                        and

                            CAPROCK FIBER NETWORK, LTD.


                                 February 16, 1998



===============================================================================

                                  TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
ARTICLE I - THE MERGERS AND THE INTEREST EXCHANGE. . . . . . . . . . . . . . . . . .  2

   1.1     The Mergers and the Interest Exchange . . . . . . . . . . . . . . . . . .  2
   1.2     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   1.3     Effect of the Mergers and the Interest Exchange . . . . . . . . . . . . .  3
   1.4     Articles of Incorporation: Bylaws . . . . . . . . . . . . . . . . . . . .  3
   1.5     Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . . .  3
   1.6     Shares to Be Issued in the Mergers and the Interest Exchange;
           Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . .  3
   1.7     Dissenters' Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   1.8     No Further Ownership Rights in IWL Common Stock, Company
           Common Stock and Partnership Interests. . . . . . . . . . . . . . . . . .  7
   1.9     Tax Consequences and Accounting Treatment . . . . . . . . . . . . . . . .  7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . .  8

  2.1     Organization and Qualification, Subsidiaries . . . . . . . . . . . . . . .  8
  2.2     Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . .  8
  2.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  2.4     Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  2.5     Company Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 10
  2.6     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 10
  2.7     No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  2.8     Tax and Other Returns and Reports. . . . . . . . . . . . . . . . . . . . . 11
  2.9     Restrictions on Business Activities. . . . . . . . . . . . . . . . . . . . 12
  2.10    Title of Properties; Absence of Liens and Encumbrances;
          Condition of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  2.11    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  2.12    Agreements, Contracts and Commitments. . . . . . . . . . . . . . . . . . . 14
  2.13    Interested Party Transactions. . . . . . . . . . . . . . . . . . . . . . . 16
  2.14    Governmental Authorizations. . . . . . . . . . . . . . . . . . . . . . . . 16
  2.15    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.16    Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.17    Minute Books and Stock Records . . . . . . . . . . . . . . . . . . . . . . 16
  2.18    Environmental and OSHA . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.19    Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . 17
  2.20    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  2.21    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  2.22    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  2.23    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  2.24    Registration Statement; Joint Proxy Statement. . . . . . . . . . . . . . . 19
  2.25    Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  2.26    FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  2.27    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  2.28    Ownership of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . 20
  2.29    Certain Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . 21
  2.30    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . 21


                                       i


ARTICLE IIA - REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. . . . . . . . . . . 21

   2A.1   Organization and Qualification, Subsidiaries . . . . . . . . . . . . . . . 22
   2A.2   Agreement of Limited Partnership . . . . . . . . . . . . . . . . . . . . . 22
   2A.3   Partnership Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   2A.4   Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   2A.5   Partnership Financial Statements . . . . . . . . . . . . . . . . . . . . . 23
   2A.6   No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 23
   2A.7   No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   2A.8   Tax and Other Partnership Returns and Reports. . . . . . . . . . . . . . . 24
   2A.9   Restrictions on Business Activities. . . . . . . . . . . . . . . . . . . . 25
   2A.10  Title of Properties; Absence of Liens and Encumbrances; Condition of
          Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   2A.11  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   2A.12  Agreements, Contracts and Commitments. . . . . . . . . . . . . . . . . . . 27
   2A.13  Interested Party Transactions. . . . . . . . . . . . . . . . . . . . . . . 28
   2A.14  Governmental Authorizations. . . . . . . . . . . . . . . . . . . . . . . . 28
   2A.15  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   2A.16  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   2A.17  Environmental and OSHA . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   2A.18  Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . 30
   2A.19  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   2A.20  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   2A.21  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   2A.22  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
   2A.23  Registration Statement; Joint Proxy Statement. . . . . . . . . . . . . . . 31
   2A.24  Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
   2A.25  FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
   2A.26  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 32
   2A.27  Ownership of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . 33
   2A.28  Certain Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . 33
   2A.29  Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE III -  REPRESENTATIONS AND WARRANTIES OF IWL
               AND THE MERGER SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . 34

   3.1    Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . 34
   3.2    Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   3.3    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
   3.4    SEC Documents; IWL Financial Statements. . . . . . . . . . . . . . . . . . 36
   3.5    Brokers and Finders' Fees. . . . . . . . . . . . . . . . . . . . . . . . . 36
   3.6    Registration Statement; Joint Proxy Statement. . . . . . . . . . . . . . . 36
   3.7    Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . 36
   3.8    Ownership of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . 37
   3.9    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   3.10   No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . 37
   3.11   No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   3.12   Tax and Other Returns and Reports. . . . . . . . . . . . . . . . . . . . . 38
   3.13   Restrictions on Business Activities. . . . . . . . . . . . . . . . . . . . 39
   3.14   Title of Properties; Absence of Liens and Encumbrances; Condition
          of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   3.15   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
   3.16   Agreements, Contracts and Commitments. . . . . . . . . . . . . . . . . . . 40


                                      ii


   3.17   Governmental Authorizations. . . . . . . . . . . . . . . . . . . . . . . . 42
   3.18   Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   3.19   Minute Books and Stock Records . . . . . . . . . . . . . . . . . . . . . . 42
   3.20   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   3.21   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   3.22   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   3.23   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   3.24   FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   3.25   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   3.26   Certain Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . 45
   3.27   Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   3.28   Interested Party Transactions. . . . . . . . . . . . . . . . . . . . . . . 45
   3.29   Environmental and OSHA . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   3.30   Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . 46
   3.31   Representations and Warranties with Respect to ICEL. . . . . . . . . . . . 46

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . . . . 47

   4.1    Conduct of Business of the Company and the Partnership . . . . . . . . . . 47
   4.2    No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
   4.3    Conduct of Business of IWL . . . . . . . . . . . . . . . . . . . . . . . . 49
   4.4    Control of Other Party's Business; Transition Planning . . . . . . . . . . 51

ARTICLE V - ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 51

   5.1    Joint Proxy Statement and the Registration Statement.. . . . . . . . . . . 51
   5.2    IWL and Company Shareholders' Meetings, Partners' Meeting,
          and Consummation of the Mergers and the Interest Exchange. . . . . . . . . 52
   5.3    Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   5.4    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   5.5    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   5.6    Public Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   5.7    Filings; Other Action. . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   5.8    Affiliate Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   5.9    Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   5.10   Blue Sky Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   5.11   Best Efforts, Additional Documents and Further Assurances. . . . . . . . . 54
   5.12   Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   5.13   Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   5.14   Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
   5.15   Post-Merger Board of Directors and Officers of Holdings. . . . . . . . . . 55
   5.16   No Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 55
   5.17   Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . 55

ARTICLE VI - CONDITIONS TO THE MERGERS AND THE INTEREST EXCHANGE . . . . . . . . . . 56

   6.1    Conditions to Obligations of Each Party to Effect the
          Mergers and the Interest Exchange. . . . . . . . . . . . . . . . . . . . . 56
   6.2    Additional Conditions to Obligations of the Company and the
          Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
   6.3    Additional Conditions to the Obligations of IWL and the Merger
          Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58


                                     iii


ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . . 59

   7.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
   7.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 61
   7.3    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   7.4    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

ARTICLE VIII - GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 62

   8.1    Survival of Representations and Warranties . . . . . . . . . . . . . . . . 62
   8.2    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   8.3    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
   8.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
   8.5    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
   8.6    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
   8.7    Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
   8.8    Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
   8.9    Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . 64
   8.10   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
   8.11   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64

                                   LIST OF EXHIBITS
                                   ----------------

Exhibit 1.6(a)      Company Merger Consideration and Interest Exchange
                    Consideration
Exhibit 5.12        Form of Employment Agreement

                                  LIST OF SCHEDULES
                                  -----------------

Company Disclosure Schedule
Partnership Disclosure Schedule
IWL Disclosure Schedule

                             AGREEMENT AND PLAN OF MERGER
                                AND PLAN OF EXCHANGE

     This AGREEMENT AND PLAN OF MERGER AND PLAN OF EXCHANGE (this "Agreement") is made and entered into as of February 16, 1998, among IWL Communications, Incorporated, a Texas corporation ("IWL"), IWL Holdings Corp., a Texas corporation ("Holdings"), IWL Acquisition Corp., a Texas corporation ("I-Sub") and a wholly owned subsidiary of Holdings, CapRock Communications Corp., a Texas corporation (the "Company"), CapRock Acquisition Corp., a Texas corporation ("C-Sub") and a wholly owned subsidiary of Holdings, and CapRock Fiber Network, Ltd., a Texas limited partnership (the "Partnership").

                                       RECITALS

     A. The Boards of Directors of each of Holdings, the Company, IWL, I-Sub, C-Sub and CapRock Systems, Inc., the general partner of the Partnership (the "General Partner"), believe it is in the best interests of each company, the Partnership and their respective shareholders and partners, as the case may be, that (a) IWL and I-Sub combine into a single company through the statutory merger of I-Sub with and into IWL (the "IWL Merger"), (b) that the Company and C-Sub combine into a single company through the statutory merger of C-Sub with and into the Company (the "Company Merger" and, together with the IWL Merger, the "Mergers"), and (c) upon consummation of the Mergers, all of the general and limited partnership interests (collectively, the "Partnership Interests") in the Partnership be exchanged (the "Interest Exchange") for shares of the common stock, par value $.01 per share, of Holdings (the "Holdings Common Stock") in the manner and order as hereinafter set forth, and, in furtherance thereof, have approved and adopted the Mergers, the Interest Exchange and this Agreement.

     B. Pursuant to the Mergers and the Interest Exchange, among other things, the outstanding shares of IWL Common Stock (as hereinafter defined) and Company Common Stock (as hereinafter defined) shall be converted into shares of Holdings Common Stock and the outstanding Partnership Interests shall be exchanged for shares of Holdings Common Stock, all at the rates determined herein.

     C. Holdings, IWL, the Company, the Partnership, I-Sub and C-Sub desire to make certain representations and warranties and other agreements in connection with the Mergers and the Interest Exchange.

     D. IWL is unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, (a) certain record and beneficial holders of shares of Company Common Stock and the Partners (as hereinafter defined) enter into an agreement (the "Owners Agreement") providing for certain matters with respect to their shares of Company Common Stock or their Partnership Interests, as the case may be (including, without limitation, subject to the express provisions and conditions of that agreement, to vote such shares or Partnership Interests, as the case may be, in favor of the Company Merger and the Interest Exchange) and
(b) certain members of the Company's management enter into employment agreements as provided in Section 5.12 hereof.

     E. The Company and the Partnership are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, (a) certain record and beneficial holders of shares of IWL Common Stock enter into an agreement (the "IWL Shareholders Agreement") providing for certain matters with respect to their shares of IWL Common Stock (including, without limitation, subject to the express provisions and conditions of that agreement, to vote such shares in favor of the IWL Merger) and (b) certain members of IWL's management enter into employment agreements as provided in Section 5.12 hereof.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     G. The parties intend that the Mergers and the Interest Exchange be treated as a pooling of interests for accounting purposes.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                     ARTICLE I
                      THE MERGERS AND THE INTEREST EXCHANGE

     1.1 THE MERGERS AND THE INTEREST EXCHANGE. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable laws of Texas, (a) C-Sub shall be merged with and into the Company in the Company Merger, the separate corporate existence of C-Sub shall cease, and the Company shall continue as the surviving corporation in the Company Merger, (b) I-Sub shall be merged with and into IWL in the IWL Merger, the separate corporate existence of I-Sub shall cease, and IWL shall continue as the surviving corporation in the IWL Merger, and (c) all of the outstanding Partnership Interests of the Partnership shall be contributed to Holdings pursuant to, and in the order contemplated by, the Interest Exchange. The Company and IWL as the surviving corporations after the Mergers are hereinafter sometimes collectively referred to as the "Surviving Corporations" and individually as a "Surviving Corporation."

     1.2  EFFECTIVE TIME.

          (a) As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI and the consummation of the Closing referred to in this Section 1.2, the parties hereto shall cause the Company Merger and the IWL Merger to be consummated by filing Articles of Merger ("Articles of Merger") with the Secretary of State of Texas in such form as required by, and executed in accordance with the relevant provisions of, the laws of the State of Texas (the time of such filings in Texas and the issuance of a certificate of merger with respect to each of the Company Merger and the IWL Merger by the Secretary of State of Texas being the "Effective Time").

          (b) At the Effective Time, the General Partner shall execute and deliver to Holdings a contribution agreement substantially in the form agreed upon by the parties hereto (a "Contribution Agreement") pursuant to which the General Partner shall contribute its general Partnership Interest in the Partnership to Holdings. Immediately thereafter, Holdings shall contribute the general Partnership Interest in the Partnership to the Company. Immediately following the consummation of the contribution of the general Partnership Interest to the Company and at the Effective Date, each of the limited partners in the Partnership (the "Limited Partners" and, collectively with the General Partner, the "Partners") shall execute and deliver to Holdings a Contribution Agreement pursuant to which the Limited Partners shall contribute their respective limited Partnership Interests in the Partnership to Holdings. The Partnership shall file a certificate of amendment to its certificate of limited partnership to reflect that the Company has become the new general partner of the Partnership and that the General Partner is the withdrawing general partner. The Partnership and the General Partner hereby consent to (and each Contribution Agreement delivered hereunder by a Limited Partner shall include such Limited Partner's consent to) the transfers of the Partnership Interests contemplated by this Agreement and hereby agree (and each Contribution Agreement delivered hereunder by a Limited Partner shall include such Limited Partner's agreement) that, effective at the Effective Time and subject to the consummation of the transactions contemplated hereby, Holdings shall become a substituted limited partner in the Partnership and the Company shall become a substituted general partner in the Partnership and the status of the Partners as partners in the Partnership shall cease. The Company hereby elects, effective as of the Effective Time and subject to the consummation of the transactions contemplated hereby, to reconstitute the Partnership, to continue as the general partner of the Partnership and to continue the Partnership and its business.

          (c) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Munsch Hardt Kopf Harr & Dinan, P.C., 4000 Fountain Place, 1445 Ross Avenue, Dallas, Texas 75202 at 10:00 a.m., local time, on the date of the Effective Time (the "Closing Date").

     1.3  EFFECT OF THE MERGERS AND THE INTEREST EXCHANGE.

          (a) At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of the laws of the State of Texas. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the estate, assets, property, rights, privileges, powers and franchises of the Company and C-Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and obligations of the Company and C-Sub shall become the debts, liabilities and obligations of the Company as the Surviving Corporation and (b) all of the estate, assets, property, rights, privileges, powers and franchises of IWL and I-Sub shall vest in IWL as the Surviving Corporation, and all debts, liabilities and obligations of IWL and I-Sub shall become the debts, liabilities and obligations of IWL as the Surviving Corporation. After the consummation of the Mergers, each of the Surviving Corporations shall be a direct, wholly owned subsidiary of Holdings.

          (b) At the Effective Time, the Company shall become the sole successor general partner of the Partnership and Holdings shall become the sole successor limited partner of the Partnership.

     1.4  ARTICLES OF INCORPORATION: BYLAWS.

          (a) The Articles of Merger as to both of the Company Merger and the IWL Merger shall be in substantially the form agreed upon by the parties hereto, and shall provide that at the Effective Time as to the Company Merger and the IWL Merger, as the case may be, the Articles of Incorporation of the Surviving Corporation shall be amended as therein provided, and may thereafter be amended as provided by law and such Articles of Incorporation.

          (b) The Bylaws of the Company and IWL as in effect immediately prior to the Effective Time as to the Company Merger and the IWL Merger, respectively, shall be the Bylaws of the Company and IWL, respectively, each as a Surviving Corporation, until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The directors of each Surviving Corporation shall be Ignatius W. Leonards, Jere W. Thompson, Jr. and Tim Rogers, each to hold such position in accordance with the Articles of Incorporation and Bylaws of such Surviving Corporation, and the officers of each Surviving Corporation shall be Jere W. Thompson, Jr., who shall hold the office of Chief Executive Officer, Ignatius W. Leonards, who shall hold the office of President, and Tim Rogers, who shall hold the offices of Vice President, Treasurer and Secretary, in each case until their respective successors are duly elected or appointed and qualified.

     1.6 SHARES TO BE ISSUED IN THE MERGERS AND THE INTEREST EXCHANGE; EFFECT ON CAPITAL STOCK. The manner and basis of converting the shares of common stock of Holdings, the Surviving Corporations and I-Sub and C-Sub (collectively, the "Merged Corporations" and individually a "Merged Corporation"), and of exchanging the Partnership Interests, at the Effective Time by virtue of the Mergers and the Interest Exchange and without any action on the part of any of the parties hereto or the holder of any of such securities, shall be as hereinafter set forth in this Section 1.6.

          (a)  CONVERSION OF SHARES AND EXCHANGE OF PARTNERSHIP INTERESTS.

           (i) Each share of the common stock, par value $.01 per share (the "IWL Common Stock"), of IWL issued and outstanding immediately before the Effective Time (other than those held in the treasury of IWL) and all rights in respect thereof shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for one share of Holdings Common Stock (the "IWL Merger Consideration," and such ratio of IWL Common Stock to Holdings Common Stock being herein referred to as the "IWL Exchange Ratio").

          (ii) Each share of the common stock, par value $.01 per share (the "Company Common Stock"), of the Company issued and outstanding immediately before the Effective Time (other than those held in the treasury of the Company and any Dissenters' Shares (as defined and to the extent provided in Section 1.7(a)) and all rights in respect thereof shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for that number of shares of Holdings Common Stock set forth in Exhibit 1.6(a) attached hereto (the "Company Merger Consideration," and such ratio of the Company Common Stock to Holdings Common Stock being herein referred to as the "Company Exchange Ratio") (the IWL Exchange Ratio and the Company Exchange Ratio being referred to herein collectively as the "Exchange Ratios").

         (iii) Commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of IWL Common Stock or Company Common Stock shall evidence the right to receive the IWL Merger Consideration or the Company Merger Consideration, as the case may be, on the basis hereinbefore set forth, but subject to the limitations set forth in this Section 1.6.

          (iv) Each one percent (1%) of the Partnership Interests issued and outstanding immediately before the Effective Time and all rights in respect thereof shall at the Effective Time, without any action on the part of the holder thereof (other than the execution and delivery by the holder thereof of a Contribution Agreement with respect thereto), forthwith be exchanged for that number of shares of Holdings Common Stock set forth in Exhibit 1.6(a) attached hereto (the "Interest Exchange Consideration").

          (b) CANCELLATION OF TREASURY SHARES AND OF OUTSTANDING HOLDINGS COMMON STOCK.

           (i) At the Effective Time, each share of IWL Common Stock held in the treasury of IWL immediately prior to the Effective Time, and each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall be canceled and retired and no shares of stock or other securities of Holdings or either of the Surviving Corporations shall be issuable, and no payment shall be made or other consideration shall be given, with respect thereto.

          (ii) At the Effective Time, the shares of Holdings Common Stock held by IWL shall be canceled and retired and no shares of stock or other securities of Holdings or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

          (c) CONVERSION OF COMMON STOCK OF THE MERGED CORPORATIONS INTO COMMON STOCK OF THE SURVIVING CORPORATIONS.

           (i) At the Effective Time, each share of the common stock of I-Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, without any action on the part of Holdings, forthwith cease to exist and be converted into 1,000 validly issued, fully paid and nonassessable shares of IWL Common Stock, with IWL being one of the Surviving Corporations. Immediately after the Effective Time and upon surrender by Holdings of the certificate representing the shares of the common stock of I-Sub, IWL as one of the Surviving Corporations shall deliver to Holdings an appropriate certificate or certificates representing 1,000 shares of IWL Common Stock created by conversion of the common stock of I-Sub owned by Holdings as aforesaid.

          (ii) At the Effective Time, each share of the common stock of C-Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, without any action on the part of Holdings, forthwith cease to exist and be converted into 1,000 validly issued, fully paid and nonassessable shares of Company Common Stock, with the Company being one of the Surviving Corporations. Immediately after the Effective Time and upon surrender by Holdings of the certificate representing the shares of the common stock of C-Sub, the Company as one of the Surviving Corporations shall deliver to Holdings an appropriate certificate or certificates representing 1,000 shares of Company Common Stock created by conversion of the common stock of C-Sub owned by Holdings as aforesaid.

          (d) EXCHANGE OF SHARES OTHER THAN TREASURY SHARES. Subject to the terms and conditions hereof, at or prior to the Effective Time, Holdings shall appoint an exchange agent to effect the exchange of shares of IWL Common Stock and Company Common Stock (collectively, the "Shares") and the Partnership Interests for Holdings Common Stock in accordance with the provisions of this
Section 1.6 (the "Exchange Agent"). Upon the Effective Time, Holdings shall deposit, or cause to be deposited, certificates representing Holdings Common Stock into which the Shares have been converted in accordance with the provisions of Section 1.6(a) hereof (such certificates, together with any dividends or distributions with respect thereto, being herein referred to collectively as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Holdings. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Holdings Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 1.6(a) hereof. All such shares of Holdings Common Stock issued in accordance with the immediately preceding sentence shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all corporate purposes of IWL and the Company, other than the payment of dividends and other distributions, if any, to represent the right to receive the IWL Merger Consideration or the Company Merger Consideration, as the case may be. Unless and until any such certificate theretofore representing Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of Holdings Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates representing shares of Holdings Common Stock issued in exchange therefor shall receive from the Exchange Agent or from Holdings, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of Holdings Common Stock ("Pre-Surrender Dividends"). No interest shall be payable with respect to the payment of Pre-Surrender Dividends upon the surrender of certificates theretofore representing Shares. After the appointment of the Exchange Agent shall have been terminated, such holders of Holdings Common Stock that have not received payment of Pre-Surrender Dividends shall look only to Holdings for payment thereof. Notwithstanding the foregoing provisions of this Section 1.6(d) neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Holdings Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 1.6(e) hereof.

          (e) TRANSFER BOOKS. The stock transfer books of IWL with respect to the shares of IWL Common Stock and the stock transfer books of the Company with respect to the shares of Company Common Stock shall each be closed at the Effective Time and no transfer of any Shares will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of Shares that is not registered in the stock transfer records of IWL or the Company, as the case may be, at the Effective Time, a certificate or certificates representing the number of full shares of Holdings Common Stock into which such Shares shall have been converted in accordance with Section 1.6(a) hereof shall be issued to the transferee together with a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 1.6(d) hereof, if the certificate or certificates representing such Shares is or are surrendered as provided in Section 1.6(d) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

          (f) FRACTIONAL SHARES. No fraction of a share of Holdings Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock and each holder of Partnership Interests who would otherwise be entitled to a fraction of a share of Holdings Common Stock (after aggregating all fractional shares of Holdings Common Stock to be received by such holder) shall be entitled to receive from Holdings a whole share of Holdings Common Stock.

          (g)  OPTIONS TO PURCHASE COMPANY COMMON STOCK AND IWL COMMON STOCK.

          (i) At the Effective Time, each option granted by IWL to purchase shares of IWL Common Stock, or by the Company to purchase shares of Company Common Stock, which is outstanding and unexercised immediately prior to the Effective Time (each, an "Option" and collectively, "Options"), shall be assumed by Holdings and converted into an option (a "Holdings Option") to purchase shares of Holdings Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time:

               (A) the number of shares of Holdings Common Stock to be subject to the Holdings Option into which an Option is converted shall be equal to the product of (x) the number of shares of IWL Common Stock or Company Common Stock subject to the Option that is converted (the "Converted Option") immediately prior to the Effective Time and (y) the IWL Exchange Ratio (if the Converted Option related to IWL Common Stock) or the Company Exchange Ratio (if the Converted Option related to Company Common Stock), respectively, each rounded down to the nearest whole share; and

               (B) the exercise price per share of Holdings Common Stock for each particular Holdings Option shall be equal to (x) if such Holdings Option resulted from a Converted Option to acquire IWL Common Stock, the exercise price per share under the Converted Option, or (y) if such Holdings Option resulted from a Converted Option to acquire Company Common Stock, (1) the exercise price per share under the Converted Option divided by (2) the Company Exchange Ratio, each of which shall be rounded up to the nearest whole cent.

The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. No options, if any, to acquire Partnership Interests shall be assumed by Holdings.

         (ii) Holdings shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdings Common Stock for delivery upon exercise of Holdings Options in accordance with this Section 1.6(g). As soon as practicable (and in no event later than 30 days) after the Effective Time, Holdings shall file a registration statement on Form S-8 (or any successor or other appropriate forms) or another appropriate form with respect to the shares of Holdings Common Stock subject to the Holdings Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Holdings Options remain outstanding.

          (h) CERTAIN ADJUSTMENTS. Without limiting any other provision of this Agreement, if, between the date of this Agreement and the Effective Time, the outstanding shares of IWL Common Stock or of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock of IWL or the Company, as the case may be, shall be declared thereon with a record date within such period, the Exchange Ratios established pursuant to the provisions of Section 1.6(a) hereof shall be adjusted accordingly to provide to the holders of IWL Common Stock and Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

          (i) MAXIMUM SHARES ISSUABLE. Notwithstanding anything to the contrary contained herein, the maximum number of shares of Holdings Common Stock issuable upon the conversion of shares of Company Common Stock hereunder and the Interest Exchange and upon the exercise of Holdings Options that are the result of Converted Options related to Company Common Stock that are assumed by Holdings hereunder is 10,647,918 shares of Holdings Common Stock.

     1.7  DISSENTERS' SHARES.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company ("Dissenters' Shares") with respect to which the holder thereof ("Dissenter") ultimately receives payment pursuant to Articles 5.11 through 5.13 of the Texas Business Corporation Act ("TBCA"), shall not be converted into or represent a right to receive Holdings Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the TBCA. Pursuant to
Article 5.11.B of the TBCA, holders of IWL Common Stock shall not have dissenters' rights.

          (b) Notwithstanding the provisions of Section 1.7(a), if after the Effective Time a Dissenter loses the right to receive payment pursuant to Articles 5.11 through 5.13 of the TBCA, then upon the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Holdings Common Stock effective as of the Effective Time, but upon surrender of the certificate representing such shares, without prejudice to any corporate proceedings which may have been taken during the interim period between the Effective Time and the occurrence of such event, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders during such interim period.

          (c) With respect to any Dissenters' Shares, the Company shall give Holdings (i) prompt notice of any written demands for appraisal of any shares of capital stock of the Company, withdrawals of such demands, and any other instruments served on the Company pursuant to the TBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Holdings, voluntarily make any payment before the Effective Time with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

          (d) All Dissenters' Shares acquired by the Company shall be canceled after payment therefor has been made in accordance with the TBCA.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN IWL COMMON STOCK, COMPANY COMMON STOCK AND PARTNERSHIP INTERESTS. All shares of Holdings Common Stock issued upon the conversion of shares of IWL Common Stock and Company Common Stock and upon the Interest Exchange in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IWL Common Stock and Company Common Stock and to such Partnership Interests, respectively.

     1.9 TAX CONSEQUENCES AND ACCOUNTING TREATMENT. It is intended by the parties hereto that the formation of Holdings, I-Sub and C-Sub qualify as tax-free incorporations pursuant to Section 351 of the Code, that the Interest Exchange shall qualify as a tax-free exchange pursuant to Section 351 of the Code, and that the Mergers shall constitute a reorganization within the meaning of Section 368 of the Code, and that the Mergers and the Interest Exchange shall be accounted for as a pooling of interests. Holdings, IWL, the Company, the Partnership, I-Sub and C-Sub each agree that it will not take or omit to take any action at any time after the date hereof which act or omission would cause the Mergers not to qualify as a reorganization within the meaning of Section 368 of the Code or the Interest Exchange not to qualify as a tax-free exchange pursuant to Section 351 of the Code, including without limitation:

          (a) any sale, exchange, distribution, transfer or other disposition of the assets of IWL, the Company or the Partnership that would cause the IWL Merger or the Company Merger, as the case may be, to fail to satisfy the "continuity of business enterprise" requirement of Section 1.368-1(d) of the Income Tax Regulations or the "substantially all the properties" requirement of Section 368(a)(2)(E) of the Code;

          (b) any reacquisition of shares of Holdings Common Stock by Holdings;

          (c) any issuance of additional shares of IWL Common Stock or Company Common Stock or sale of IWL Common Stock or Company Common Stock that would result in Holdings failing to obtain or losing control of IWL or the Company, as the case may be, within the meaning of Section 368(c) of the Code; and

          (d) any issuance of additional shares of Holdings Common Stock that would cause the owners of IWL Common Stock, Company Common Stock and Partnership Interests immediately prior to the consummation of the transactions contemplated by this Agreement, as a group, to fail to have control of Holdings, within the meaning of Section 368(c) of the Code, immediately after the consummation of the transactions contemplated hereby.

                                 ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule attached hereto and incorporated by reference herein (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Holdings and IWL (and, unless the context indicates otherwise, all of such representations and warranties shall be deemed made with respect to the Company, its Subsidiaries and their respective predecessors, if any) that, as of the date hereof:

     2.1 ORGANIZATION AND QUALIFICATION, SUBSIDIARIES. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company's Subsidiaries are listed on Section 2.1 of the Company Disclosure Schedule.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore furnished, or otherwise made available, to IWL a complete and correct copy of the Articles of Incorporation and the Bylaws (or comparable governing documents), each as amended to the date hereof, of the Company and each of its Subsidiaries. Such Articles of Incorporation and Bylaws (or comparable governing documents) are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws (or comparable governing documents).

     2.3  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which as of the date hereof 10,398,954 shares are issued and outstanding and 208,550 shares are issuable upon the exercise of options outstanding under the Company's stock option plans listed on Section 2.3 of the Company Disclosure Schedule. Since January 1, 1997, no shares of Company Common Stock have been issued. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no outstanding Company Equity Rights. For purposes of this Agreement, "Company Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of the Company's Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company.

          (b) Section 2.3 of the Company Disclosure Schedule sets forth for each outstanding Company Equity Right the name of the holder of such Company Equity Right, the number of shares subject to such Company Equity Right, the exercise price of such Company Equity Right, the number of shares as to which such Company Equity Right is exercisable, and, if the exercisability of such Company Equity Right will be accelerated in any way by the transactions contemplated by this Agreement, an indication of the extent of such acceleration. Section 2.3 of the

Company Disclosure Schedule also describes any repricing of any Company Equity Rights which has taken place since January 1, 1993. The Company has made available to IWL copies of all agreements relating to Company Equity Rights.

          (c) Since January 1, 1993, the Company has not repurchased any of its capital stock, nor has any Person other than the Company shareholders and the holders of Company Equity Rights listed in Section 2.3 of the Company Disclosure Schedule owned, or had any right to acquire, any capital stock of the Company.

          (d) There are no outstanding obligations of the Company or any of the Company's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

          (e) All of the issued and outstanding shares of Company Common Stock were validly issued (free of preemptive rights) and are fully paid and nonassessable. The Company shareholders and the number of shares of Company Common Stock owned beneficially and of record by each Company shareholder are listed in Section 2.3 of the Company Disclosure Schedule. The Company shareholders are the record and beneficial owners of all of the shares of Company Common Stock, free and clear of any liens, encumbrances, pledges, security interests, voting agreements or claims of any nature whatsoever.

          (f) All of the outstanding capital stock of each of the Company's Subsidiaries was duly authorized and validly issued (free of preemptive rights) and is fully paid and nonassessable, and, except as set forth in
Section 2.3 of the Company Disclosure Schedule, is owned by the Company free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of the Company's Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of any of the Company's Subsidiaries, or any securities convertible into or exercisable for shares of the capital stock of any of the Company's Subsidiaries, whether or not presently issued or outstanding and there are no outstanding obligations of the Company or any of the Company's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Company's Subsidiaries. Except for equity interests disclosed in Section 2.3 of the Company Disclosure Schedule and equity interests in its Subsidiaries, the Company does not directly or indirectly own any equity interest in any other Person. Each of the Company's Subsidiaries is a wholly owned Subsidiary.

          (g) Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or to which it is bound relating to the voting or registration of any shares of capital stock of the Company or any Subsidiary. The Company has not taken any action that would result in, nor is the Company a party to any agreement, arrangement or understanding not disclosed in Section 2.3 of the Company Disclosure Schedule that would result in any options to purchase Company Common Stock that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (a) any provision of the Articles of Incorporation or Bylaws of the Company or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Articles of Merger with the Secretary of State of Texas and (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by the Nasdaq National Market or under applicable state and federal securities laws.

     2.5 COMPANY FINANCIAL STATEMENTS. Section 2.5 of the Company Disclosure Schedule sets forth the Company's audited financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal years ended December 31, 1996 and 1995, the Company's compiled financial statements for the fiscal year ended December 31, 1994, and the Company's reviewed financial statements for the nine months ended September 30, 1997 (collectively, the "Company Financial Statements"). The Company Financial Statements are complete and correct in all material respects and, except as set forth in Section 2.5 of the Company Disclosure Schedule, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except that the compiled and reviewed Company Financial Statements do not contain the notes necessary to be in accordance with GAAP and the reviewed Company Financial Statements are subject to normal year-end adjustments). The Company Financial Statements present fairly the financial condition and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein. The reviewed balance sheet of the Company as of September 30, 1997 is hereinafter referred to as the "Company Balance Sheet."

     2.6 NO UNDISCLOSED LIABILITIES. The Company does not have any liabilities or obligations, either accrued or contingent, whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due, except: (a) liabilities reflected in the Company Balance Sheet, (b) liabilities specifically described in this Agreement or in the Company Disclosure Schedule or (c) liabilities not exceeding $50,000 in the aggregate incurred in the ordinary course of business since the date of the Company Balance Sheet.

     2.7 NO CHANGES. Except as set forth in Section 2.7 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since the date of the Company Balance Sheet there has not been, occurred or arisen any:

          (a) transaction by the Company except in the ordinary course of business as conducted on that date;

          (b) capital expenditure or inventory purchase by the Company exceeding $25,000 individually or $100,000 in the aggregate, except pursuant to existing contracts listed in Section 2.12 of the Company Disclosure Schedule;

          (c) destruction, damage to, or loss of any assets (including, without limitation, intangible assets) of the Company (whether or not covered by insurance), either individually or in the aggregate, exceeding $25,000;

          (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by the Company;

          (f) declaration, setting aside, or payment of a dividend or other distribution in respect of the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares;

          (g) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person except for year-end bonuses paid in the ordinary course of business consistent with past practice;

          (h) acquisition, sale or transfer of any asset of the Company except in the ordinary course of business;

          (i) formation, amendment or termination of any material distribution agreement or any material contract, agreement or license to which the Company is a party, other than termination by the Company pursuant to the terms thereof;

          (j) loan by the Company to any Person or guaranty by the Company of any loan;

          (k) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company except in the ordinary course of business;

          (l) the commencement or notice or, to the knowledge of the Company, threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

          (m) other event or condition of any character relating to the Company or the Company's business that has or would be expected to have a Material Adverse Effect on the Company;

          (n) issuance, sale or redemption by the Company of any of its shares or of any other of its securities, other than pursuant to the exercise of existing options;

          (o) change in pricing or royalties set or charged by the Company except pursuant to the terms of existing contracts; or

          (p) negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with IWL and its representatives or any other Person regarding the transactions contemplated by this Agreement).

     2.8  TAX AND OTHER RETURNS AND REPORTS.

          (a) TAX RETURNS AND AUDITS. Except as set forth in Section 2.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by any of them relating to any and all Taxes relating or attributable to the Company, its Subsidiaries, or the assets or operations of the Company or its Subsidiaries ("Company Returns"), and such Company Returns are true and correct in all material respects and have been completed in accordance with applicable law.
For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts. Except as set forth in Section 2.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has paid all Taxes required to be paid with respect to such Company Returns and has withheld with respect to its employees all federal and state income
Taxes, FICA, FUTA and other Taxes it is required to withhold. The accruals for Taxes on the books and records of each of the Company and its Subsidiaries are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax nor, except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The audits of each Company Return that has been audited by the relevant authorities or for which the statute of limitations has been waived or extended have been closed and neither the Company nor any of its Subsidiaries has received any written or oral notification that an audit or other examination of any Company Return is presently in progress.
All such Company Returns that have been audited or for which the statute of limitations has been waived are listed in Section 2.8 of the Company
Disclosure Schedule. Except as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise and neither the Company nor any of its Subsidiaries has any knowledge of any basis for the assertion of any such liability attributable to the Company, its Subsidiaries or the assets or operations of the Company or its Subsidiaries. Except as set forth in
Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is (nor have they ever been) required to join with any other entity in the filing of a consolidated tax return for federal tax purposes or a consolidated or combined return or report for state tax purposes. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. There are (and as of immediately following the Closing there will be) no liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, except for liens for Taxes not yet due and payable or liens for Taxes being contested by appropriate proceedings. Neither the Company nor any of its Subsidiaries has any knowledge of any basis for the assertion of any claim which, if adversely determined, would result in liens on the assets of the Company or its Subsidiaries. There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code.

          (b) NO PENALTY. Neither the Company nor any of its Subsidiaries is subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any Company Return, report or declaration required to be filed with, any Governmental Entity to which it is subject.

     2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement binding upon, or judgment, injunction, order or decree entered against, the Company under which the Company is prohibited from conducting or engaging in any line of business.

     2.10 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

          (a) The Company owns no real property. Section 2.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company and the aggregate annual rental or other fee payable under any such lease. All such leases are in good standing, valid and effective in accordance with their respective terms, and there is not with respect to the Company and, to the knowledge of the Company, any other parties to such leases, under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) Except as set forth in Section 2.10(b) of the Company Disclosure Schedule, the Company holds good and valid title to (or, in the case of leased properties, assets and rights of way, valid leasehold interests in) all of its tangible properties, assets and rights of way, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges,security interests or other encumbrances. The Company has valid and subsisting rights of way to use all real or personal property in or through which the Company's owned or leased optic or other fiber lines are currently located or situated.

          (c) All items of equipment, including optic or other fiber lines, whether owned or leased, having an individual value of $5,000 or more (the "Equipment") used by the Company in the conduct of its business are listed in Section 2.10(c) of the Company Disclosure Schedule, except individual pieces of equipment owned by the Company with an individual value of less than $5,000. The Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company as presently conducted, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, ordinary wear and tear excepted, and (v) not obsolete, dangerous or in need of renewal or replacement.

     2.11 INTELLECTUAL PROPERTY.

          (a) The Company owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding Company Commercial Software Rights (as defined in
Section 2.11(b) below)) that are used or currently proposed by the Company to be used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company (the "Company Intellectual Property Rights"). Section 2.11(a) of the Company Disclosure Schedule (i) sets forth a complete list of all patents, patent applications, registered trademarks, material unregistered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights;
(ii) specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Company's currently marketed software products and a list of which, if any, of such software products that have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered and (iii) as to each such Company Intellectual Property Right, specifies whether it is owned by the Company or licensed to the Company by another Person and, in the cases of any license, sets forth the licensor and the term of such license. Section 2.11(a) of the Company Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which the Company has licensed any other Person to use any Company Intellectual Property Right or other trade secret material to the Company, and includes the identity of such licensees, provided, however, that standard end user licenses (i.e., those licenses granted pursuant to the form clearly marked as the Company's "standard" form and delivered to IWL by the Company) to object code versions of the Company's software ("End-User Licenses") need not be listed. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on such list. The Company is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances other than End User Licenses), those Company Intellectual Property Rights which the Company purports to own, and has sole and exclusive rights, and is not contractually obligated to pay any compensation to any third party in respect thereof to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property Rights are being used. With respect to Company Intellectual Property Rights licensed to the Company, the Company has sufficient rights under the license agreements relating thereto to enable the Company to use such Company Intellectual Property Rights in its business as currently conducted and as proposed to be conducted without payment of royalties or other compensation to the licensor thereof. No claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any Person
(i) to the effect that the manufacture, sale, licensing or use of any product as, now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed by the Company to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, all registered and material unregistered trademarks, service marks and copyrights held by the Company are valid and subsisting.
To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right owned exclusively by the Company or product of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. There is no outstanding order, judgment, decree or stipulation on the Company, and the Company is not party to any agreement, restricting in any manner the licensing of the Company's products by the Company. Except for End User Licenses or as otherwise set forth in Section 2.11(a) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any Person against any charge of infringement of any Company Intellectual Property Right.

          (b) "Company Commercial Software Rights" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company pursuant to End-User Licenses and which are used in the Company's business but are in no way a component of or incorporated in any of the Company's products and related trademarks, technology and know-how. To the knowledge of the Company, the Company has not breached or violated the terms of its license, sublicense or other agreement relating to any Company Commercial Software Rights and has a valid right to use such Company Commercial Software Rights under such license and agreements. No claims with respect to the Company Commercial Software Rights have been asserted or, to the knowledge of the Company, are threatened by any Person against the Company. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Commercial Software Rights by the Company or any employee or former employee of the Company during the period of their employment.

     2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS.  Other than those listed in
Section 2.12 of the Company Disclosure Schedule, the Company does not have, is not a party to nor is it bound by:

          (a)  any collective bargaining agreements,

          (b) any agreements that contain any unpaid severance liabilities or obligations,

          (c) any bonus, deferred compensation, incentive compensation, option, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

          (d) any employment or consulting agreement, contract or commitment (other than employment letters) with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by the Company on thirty days notice without liability,

          (e) any stock option plan, stock appreciation right plan or stock purchase plan,

          (f) any insurance policy, fidelity or surety bond or completion bond not listed in Section 2.21 of the Company Disclosure Schedule,

          (g) any lease of personal property having a value individually in excess of $25,000,

          (h) any agreement of indemnification or guaranty not entered into in the ordinary course of business,

          (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person,

          (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000,

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

          (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof,

          (m) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $25,000 or more in any single instance or $100,000 or more in the aggregate,

          (n) any construction contracts involving $25,000 or more in any single instance or $100,000 or more in the aggregate,

          (o)  any distribution, joint marketing or development agreement,

          (p) any lease for switches or any other machinery, equipment or other personal property involving payment of aggregate rentals in excess of $25,000,

          (q) any contract pursuant to which the Company has access to the telephone network of another Person other than the Company's internal commercial telephone service and any contracts for the resale of any network capacity of the Company,

          (r) any agreement, contract, lease or easement pursuant to which the Company has the right of way to use any premises or real property to locate and/or install fiber lines on, under or through such premises or real property,

          (s) any agreement or commitment obligating the Company to deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead), plus a reasonable profit margin, for such product or service,

          (t) any joint venture, partnership or other cooperative arrangement or agreement involving a sharing of profits or losses,

          (u) any other agreement, contract or commitment which involves $25,000 or more and is not cancelable without penalty within thirty (30) days, or

          (v) any agreement which is otherwise material to the Company's business.

     The Company has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is bound (including, but not limited to, those set forth in Section 2.12 or any other section of the Company Disclosure Schedule) in such manner as would permit any other party to cancel or terminate the same. Each agreement, contract or commitment to which the Company is a party and that is required to be set forth in the Company Disclosure Schedule is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder by any party thereto. The Company is not bound by any material contract, agreement, license, lease or other commitment, a copy of which has not been previously provided or made available to IWL. The Company after making an inquiry of all of its officers, directors, shareholders and appropriate employees does not have any reason to expect that any change may occur in the relationships of the Company with its suppliers or customers as a result of the Mergers or the Interest Exchange, which change would have a Material Adverse Effect on the Company. No supplier of or customer of the Company has indicated within the past year that it will stop, or decrease the rate of supplying or purchasing materials, products, or services to or from the Company, as a result of the Mergers or the Interest Exchange. Except as described in
Section 2.4, no consents, waivers or approvals under any of the Company's material agreements, contracts, licenses or leases are necessary in order to preserve the benefits thereunder for the Surviving Corporation or otherwise to avoid any breach, default or right of termination or other right as a result of the Mergers or the Interest Exchange.

     2.1 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 2.13 of the Company Disclosure Schedule, no officer, director or shareholder of the Company (nor any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) an interest in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnished or sells, or proposes to furnish or sell, or (b) any interest in any entity which purchases from or sells or furnishes to the Company any goods or services, or (c) a beneficial interest in any contract or agreement required to be set forth in Section 2.12 of the Company Disclosure Schedule; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.13.

     2.14 GOVERNMENTAL AUTHORIZATIONS. Section 2.14 of the Company Disclosure Schedule accurately lists each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Company (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business as currently conducted or the holding of any such interest as currently held (herein collectively called the "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all the authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its properties as currently held.

     2.15 LITIGATION. Section 2.15 of the Company Disclosure Schedule accurately lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations and all other claims pending against the Company or, to the knowledge of the Company, threatened or which the Company expects will ultimately be threatened or commenced against the Company. None of such suits, actions, proceedings, investigations or claims seek to prevent the consummation of the Mergers or the Interest Exchange. There is no judgment, decree or order enjoining the Company in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business of the Company.
Section 2.15 of the Company Disclosure Schedule also lists all suits and legal actions initiated by the Company which are still pending or which have been concluded in the last two years.

     2.16 ACCOUNTS RECEIVABLE. All accounts receivable of the Company shown in the Company Balance Sheet arose in the ordinary course of business and, to the extent not previously collected, are collectible (except to the extent reserved against as reflected in the Company Financial Statements) and are carried at values determined in accordance with GAAP consistently applied.
To the knowledge of the Company, none of the accounts receivable of the Company outstanding as of the date hereof is subject to any claim of offset, recoupment, set off or counterclaim and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No accounts receivable are contingent upon the performance by the Company of any obligation or contract except for the Company's maintenance obligations under its maintenance agreements (although no customer has claimed that the Company has failed to perform its maintenance obligations). No Person has any lien, charge, pledge, security interest or other encumbrance on any of the Company's accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable, except for liens granted to Bank One Texas, N.A. under the Company's revolving line of credit.

     2.17 MINUTE BOOKS AND STOCK RECORDS. The minute books of the Company and its Subsidiaries made available to counsel for IWL contain minutes of all meetings of directors and shareholders (or consents in lieu of such meetings) accurate in all material respects since the respective times of incorporation of the Company and its Subsidiaries. The stock records of the Company and its Subsidiaries made available to counsel for IWL contain an accurate record of all stock issuances and stock transfers of the Company Common Stock.

     2.18 ENVIRONMENTAL AND OSHA.

          (a) The Company has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state and local Governmental Entities concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, known investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation.

          (b) The Company has no obligation to take remedial action with respect to any conditions nor does the Company have any liability, and there is no basis related to the Company's past or present operations, for any present charge, complaint, action, suit, proceeding, hearing, known investigation, claim, or demand giving rise to any liability or obligation to take any remedial action under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state or local Governmental Entity, concerning the release or the threatened release of hazardous substances, public health and safety, pollution or protection of the environment (collectively, the "Environmental Laws").

          (c) The Company has no liability relating to, and it has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in violation of any Environmental Law.

          (d) The Company has no liability for, and there is no basis for, any present charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any material liability under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local Governmental Entity concerning employee health and safety (collectively, "Employee Safety Laws").

          (e) The Company has no liability relating to, and, to the knowledge of the Company, the Company has not exposed any of the Company's employees to any substances or conditions that could form the basis for, any present charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against the Company giving rise to material liability for any illness of or personal injury to any employee.

          (f) The Company has been in compliance with all the terms and conditions of all permits, licenses, and other authorizations of Governmental Entities which are required under any Environmental Law or Employee Safety Law.

          (g) All properties and equipment used by the Company are free of asbestos, PCB's and other Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended). To the knowledge of the Company, no pollutant, contaminant, chemical, or industrial, hazardous, or toxic material or waste has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Company has ever owned, or that the Company now leases or has ever leased.

     2.19 BROKERS' AND FINDERS' FEES. Except pursuant to an advisory agreement with Hoak, Breedlove & Wesneski, Inc. (the arrangements with which have been disclosed to IWL prior to the date hereof), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders, fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.20 LABOR MATTERS. The Company is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and employment practices, and is not engaged in any unfair labor practice. The Company has not received any notice from any Governmental Entity of, and to the knowledge of the Company there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to the knowledge of the Company, threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.
The Company has complied in all material respects with all applicable health care benefit continuation provisions of Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no obligations with respect to any former employees or qualified beneficiaries thereunder. Section 2.20 of the Company Disclosure Schedule lists all current employees of the Company and their current salary and vacation accruals.

     2.21 INSURANCE. Section 2.21 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers and directors of the Company as well as all claims made under any insurance policy by the Company since January 1, 1993 (other than claims under the Company's medical and dental insurance plans). There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds (other than claims made under the Company's medical and dental insurance plans). The Company has provided or made available to IWL copies of all such insurance policies and fidelity bonds and all claims made by the Company under its insurance policies (other than claims under the Company's medical and dental plans). All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.
The Company does not know of any threatened termination of or proposed material premium increase with respect to any of such policies. The Company has never been denied insurance coverage nor has any insurance policy of the Company ever been canceled for any reason.

     2.22 INVENTORY. The inventory appearing on the Company Financial Statements, or thereafter acquired or produced, conforms in all material respects with the Company's applicable specifications and warranties and have been produced in compliance with the Company's quality control procedures and consist only of items of a quality and quantity useable or saleable by the Company in the ordinary course of business. All such inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective in any amount. Such inventory is owned by the Company and is not subject to any liens, charges, pledges, security interests or other encumbrances.

     2.23 COMPLIANCE WITH LAWS.

          (a) The Company has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to any federal, state or local statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business, assets or properties. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against alleging any failure to comply with any such law or regulation.

          (b) The Company has not violated in any respect, or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

          (c) The Company has not, and none of the officers, directors, shareholders or employees of the Company have, on behalf of the Company:

          (i) made or agreed to make any contribution, payment or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state or local jurisdiction; or

          (ii) established or maintained any unrecorded fund or asset for any purpose, or intentionally made any false or inaccurate entries on any of its books and/or records; or

          (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office; or

          (iv) been involved in the disbursement or receipt of funds outside of the normal internal control systems of accountability or been involved in the improper or inaccurate recording of material payments, disbursements or receipts.

     2.24 REGISTRATION STATEMENT; JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference, and reviewed by the Company prior to such inclusion or incorporation by reference, in the registration statement to be filed with the SEC by Holdings in connection with the issuance of shares of Holdings Common Stock in the Mergers and the Interest Exchange (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference, and reviewed by the Company prior to such inclusion or incorporation by reference, in the joint proxy statement, in definitive form, relating to the meetings of the IWL and the Company shareholders to be held in connection with the Mergers, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to shareholders and at the times of the IWL shareholders' meeting and the Company shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement, the Company shall promptly so advise IWL and Holdings. The Company will promptly disseminate any such amendment or supplement to the shareholders of the Company.

     2.25 ACCOUNTING MATTERS. Neither the Company nor, to its best knowledge, any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the business combination to be effected by the Mergers and the Interest Exchange from being accounted for as a "pooling of interests."

     2.26 FIRPTA. The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

     2.27 EMPLOYEE BENEFIT PLANS.

          (a) Section 2.27 of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of
Section 414 of the Code, or any Subsidiary of the Company (together, the "Company Employee Plans"), and a copy of each such Company Employee Plan has been provided or made available to IWL.

          (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including, but not limited to, COBRA; (ii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed in all material respects all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code either has received a favorable determination letter with respect to each such Company Employee Plan from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no Company Employee Plan is or within the prior six (6) years has been subject to, and the Company has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code and (v) nothing in any Company Employee Plan precludes or interferes with Holdings' ability to cause the Company to terminate (or consolidate, at Holdings' option) any Company Employee Plan after the Closing, provided that (A) the Company Employee Plans may be terminated prospectively only, subject to rights accrued by the Company's employees at the time of such termination and (B) not more than sixty days notice may be required to terminate certain Company Employee Plans.

          (c) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any Company Employee Plan: (i) any act or omission by the Company constituting a violation of Section 402 or 403 or, to the knowledge of the Company, Section 404 or 405 of ERISA; (ii) to the knowledge of the Company, any act or omission by the Company which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code; (iii) any act or omission by the Company constituting a violation of Section 503 or 511 or, to the knowledge of the Company, Section 510 of ERISA; or (iv) any act or omission by the Company which could give rise to liability under Section 502 of ERISA or under Sections 4979 or 4975 through 4980 of the Code or any other provisions of ERISA or the Code.

          (d) Each Company Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from the Company or any of its Subsidiaries to (or under) any such Company Employee Plan have been fully paid or adequately provided for on the Company Financial Statements for the most recently ended fiscal year. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by the Company with respect to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently ended fiscal year.

          (e) The Company has made available to IWL complete, accurate and current copies of all Company Employee Plans and all amendments, documents, correspondence addressed to the Company and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency with respect to the Company Employee Plans at any time within the three-year period ending on the date hereof.

     2.28 OWNERSHIP OF SECURITIES. As of the date hereof, none of the Company or any of its affiliates or associates (as such terms are defined under the Exchange Act), (a)(i) beneficially owns, directly or indirectly, or
(ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of IWL that in the aggregate represent 10% or more of the outstanding shares of IWL Common Stock, or (b) is an "affiliated shareholder" of IWL within the meaning of Article XIII of the TBCA. Neither the Company nor any of its Subsidiaries owns any shares of IWL Common Stock.

     2.29  CERTAIN REGULATORY MATTERS.

           (a) Except as disclosed in Section 2.29 of the Company Disclosure Schedule, and except for billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no proceedings or, to the Company's knowledge, investigations pending or threatened before any domestic or foreign court, administrative, governmental or regulatory body in which any of the following matters are being considered which could reasonably be expected to have a Material Adverse Effect on the Company, nor has the Company or any of its Subsidiaries received written notice or inquiry from any such body, government official, consumer advocacy or similar organization or any private party indicating that any of such matters should be considered or may become the object of consideration or investigation which could reasonably be expected to have a Material Adverse Effect on the Company: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any administrative, governmental or regulatory body; or (v) increase in termination or access charges or other rates paid or payable by the Company to its suppliers.

           (b) Except as disclosed in Section 2.29 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon the Company and remain outstanding) regarding (i) reduction of rates charged to customers;
(ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements to or by any domestic or foreign court, administrative, governmental or regulatory body, government official, consumer advocacy or similar organization, in each case which could reasonably be expected to have a Material Adverse Effect on the Company.

           (c) The Company has not transferred, sold any interest in, or otherwise diluted its control over any federal or state regulatory licenses, certificates, approvals or other authorizations under which it operates, and the transfer of such authorizations, subject to regulatory approval, would not violate the terms of any agreement to which the Company is a party or by which the Company is bound, or impinge the rights of any third party.

           (d) The Company has no current liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company. Any such claims would be fully covered to the extent of the dollar limitations of the Company's product liability insurance. There are no recalls, threatened or pending, and no federal investigative reports have been filed or were required to have been filed with respect to any of the Company's products.

     2.30 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company in this Agreement, nor any statement made in any Schedule, Exhibit or certificate furnished by the Company pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. No warranty or representation shall be deemed to have been made by the Company except for the warranties and representations set forth in this Agreement and the Exhibits, Schedules and certificates delivered pursuant hereto.

                                    ARTICLE IIA
                 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

     Except as set forth in the Partnership Disclosure Schedule attached hereto and incorporated by reference herein (the "Partnership Disclosure Schedule"), the Partnership hereby represents and warrants to Holdings and IWL (and, unless the context indicates otherwise, all of such representations and warranties shall be deemed made with respect to the Partnership and its predecessor, if any) that, as of the date hereof:

     2A.1 ORGANIZATION AND QUALIFICATION, SUBSIDIARIES. The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Texas. The Partnership has the requisite partnership power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign partnership to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on the Partnership.
The Partnership does not have any Subsidiaries.

     2A.2 AGREEMENT OF LIMITED PARTNERSHIP. The Partnership has heretofore furnished, or otherwise made available to IWL, a complete and correct copy of the Agreement of Limited Partnership (or comparable governing documents), as amended to the date hereof, of the Partnership and its Certificate of Limited Partnership. The Agreement of Limited Partnership (or comparable governing documents) is in full force and effect.

     2A.3  PARTNERSHIP INTERESTS.

           (a) Section 2A.3 of the Partnership Disclosure Schedule sets forth all of the outstanding Partnership Interests, all of which were validly issued in accordance with the terms of the Agreement of Limited Partnership of the Partnership and are fully paid and nonassessable. Except as set forth in
Section 2A.3 of the Partnership Disclosure Schedule, there are no outstanding Partnership Equity Rights. For purposes of this Agreement, "Partnership Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Partnership at any time, or upon the happening of any stated event, any interest in the Partnership.

           (b) There are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire any Partnership Interest.

           (c) Except as set forth in section 2A.3 of the Partnership Disclosure Schedule, there are no liens, security interests, pledges, agreements, claims, charges or encumbrances on any of the Partnership Interests. Except for equity interests disclosed in Section 2A.3 of the Partnership Disclosure Schedule, the Partnership does not directly or indirectly own any equity interest in any other Person.

           (d) Except as disclosed in Section 2A.3 of the Partnership Disclosure Schedule, there are no partner agreements, voting trusts or other agreements or understandings to which the Partnership is a party or to which it is bound relating to the voting of any Partnership Interest.

     2A.4 AUTHORITY. The Partnership has all requisite partnership power and authority to enter into this Agreement and to consummate the Interest Exchange and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the General Partner on behalf of the Partnership. This Agreement has been duly executed and delivered by the General Partner on behalf of the Partnership and constitutes the valid and binding obligation of the Partnership enforceable in accordance with its terms. The execution and delivery of this Agreement by the Partnership does not and the consummation of the transactions contemplated hereby will not result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under (a) any provision of the Agreement of Limited Partnership of the Partnership or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Partnership or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with any

Governmental Entity is required by or with respect to the Partnership in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of an amendment to the Partnership's certificate of limited partnership with the Secretary of State of Texas and (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by the Nasdaq National Market or under applicable state and federal securities laws.

     2A.5 PARTNERSHIP FINANCIAL STATEMENTS. Section 2A.5 of the Partnership Disclosure Schedule sets forth the Partnership's audited financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal years ended December 31, 1996 and 1994 and for the six months ended June 30, 1995, and the Partnership's reviewed financial statements for the nine months ended September 30, 1997 (collectively, the "Partnership Financial Statements"). The Partnership Financial Statements are complete and correct in all material respects and, except as set forth in Section 2A.5 of the Partnership Disclosure Schedule, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except that the reviewed Partnership Financial Statements do not contain the notes necessary to be in accordance with GAAP and are subject to normal year-end adjustments). The Partnership Financial Statements present fairly the financial condition and operating results of the Partnership and its Subsidiaries as of the dates and for the periods indicated therein. The reviewed balance sheet of the Partnership as of September 30, 1997 is hereinafter referred to as the "Partnership Balance Sheet."

     2A.6 NO UNDISCLOSED LIABILITIES. The Partnership does not have any liabilities or obligations, either accrued or contingent, whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due, except: (a) liabilities reflected in the Partnership Balance Sheet, (b) liabilities specifically described in this Agreement or in the Partnership Disclosure Schedule or (c) liabilities not exceeding $50,000 in the aggregate incurred in the ordinary course of business since the date of the Partnership Balance Sheet.

     2A.7 NO CHANGES. Except as set forth in Section 2A.7 of the Partnership Disclosure Schedule or as contemplated by this Agreement, since the date of the Partnership Balance Sheet there has not been, occurred or arisen any:

           (a) transaction by the Partnership except in the ordinary course of business as conducted on that date;

           (b) capital expenditure or inventory purchase by the Partnership exceeding $25,000 individually or $100,000 in the aggregate, except pursuant to existing contracts listed in Section 2A.12 of the Partnership Disclosure Schedule;

           (c) destruction, damage to, or loss of any assets (including without limitation intangible assets) of the Partnership (whether or not covered by insurance), either individually or in the aggregate, exceeding $25,000;

           (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

           (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by the Partnership;

           (f) declaration, setting aside, or payment of a distribution in respect of the Partnership Interests, or any direct or indirect redemption, purchase or other acquisition by the Partnership of any of its interests;

           (g) increase in the salary or other compensation payable or to become payable by the Partnership to any of its employees, or the declaration, payment, or commitment or obligation of any kind for the payment by the

Partnership of a bonus or other additional salary or compensation to any person except for year-end distributions and bonuses paid in the ordinary course of business consistent with past practice;

           (h) acquisition, sale or transfer of any asset of the Partnership except in the ordinary course of business;

           (i) formation, amendment or termination of any material distribution agreement or any material contract, agreement or license to which the Partnership is a party, other than termination by the Partnership pursuant to the terms thereof,

           (j) loan by the Partnership to any Person or guaranty by the Partnership of any loan;

           (k) waiver or release of any material right or claim of the Partnership, including any write-off or other compromise of any account receivable of the Partnership except in the ordinary course of business;

           (l) the commencement or notice or, to the knowledge of the Partnership, threat of commencement of any government proceeding against or investigation of the Partnership or its affairs;

           (m) other event or condition of any character relating to the Partnership or the Partnership's business that has or would be expected to have a Material Adverse Effect on the Partnership;

           (n) issuance, sale or redemption by the Partnership of any interest in the Partnership;

           (o) change in pricing or royalties set or charged by the Partnership except pursuant to the terms of existing contracts; or

           (p) negotiation or agreement by the Partnership to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with parent and its representatives or any other Person regarding the transactions contemplated by this Agreement).

     2A.8  TAX AND OTHER PARTNERSHIP RETURNS AND REPORTS.

           (a)  TAX PARTNERSHIP RETURNS AND AUDITS.  Except as set forth in
Section 2A.8 of the Partnership Disclosure Schedule, the Partnership has prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by any of them relating to any and all Taxes relating or attributable to the Partnership or the assets or operations of the Partnership ("Partnership Returns"), and such Partnership Returns are true and correct in all material respects and have been completed in accordance with applicable law. Except as set forth in Section 2A.8 of the Partnership Disclosure Schedule, the Partnership has paid all Taxes required to be paid by the Partnership with respect to such Partnership Returns and has withheld with respect to its employees all federal and state income Taxes, FICA, FUTA and other Taxes it is required to withhold. The accruals for Taxes on the books and records of the Partnership are sufficient to discharge the Taxes payable by the Partnership for all periods (or the portion of any period) ending on or prior to the Closing Date. The Partnership is not delinquent in the payment of any Tax nor, except as set forth in Section 2A.8 of the Partnership Disclosure Schedule, is there any Tax deficiency outstanding, to the knowledge of the Partnership, proposed or assessed against the Partnership nor has the Partnership executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The audits of each Partnership Return that has been audited by the relevant authorities or for which the statute of limitations has been waived or extended have been closed and the Partnership has not received any written or oral notification that an audit or other examination of any Partnership Return is presently in progress. All such Partnership Returns that have been audited or for which the statute of limitations has been waived are listed in Section 2A.8 of the Partnership Disclosure Schedule. Except as set forth in Section 2A.8 of the Partnership Disclosure Schedule, the Partnership does not have any material liabilities for unpaid Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise and the Partnership has no knowledge of any basis for the assertion of any such liability attributable to the Partnership or the assets or operations of the Partnership. The Partnership is not (nor has it ever been) required to join with any other entity in the filing of a consolidated tax return for federal tax purposes or a consolidated or combined return or report for state tax purposes. Except as set forth in Section 2A.8 of the Partnership Disclosure Schedule, the Partnership is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. There are (and as of immediately following the Closing there will be) no liens on the assets of the Partnership relating to or attributable to Taxes, except for liens for Taxes not yet due and payable or liens for Taxes being contested by appropriate proceedings. The Partnership has no knowledge of any basis for the assertion of any claim which, if adversely determined, would result in liens on the assets of the Partnership. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Partnership that, individual or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162A or 404 of the Code.

            (b) NO PENALTY. The Partnership is not subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any Partnership Return, report or declaration required to be filed with any Governmental Entity to which it is subject.

     2A.9   RESTRICTIONS ON BUSINESS ACTIVITIES.  There is no agreement binding upon, or judgment, injunction, order or decree entered against, the Partnership under which the Partnership is prohibited from conducting or engaging in any line of business.

     2A.10 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

            (a)  The Partnership owns no real property except as set forth in
Section 2A.10(a) of the Partnership Disclosure Schedule. Section 2A.10(a) of the Partnership Disclosure Schedule sets forth a true and complete list of all real property leased by the Partnership and the aggregate annual rental or other fee payable under any such lease. All such leases are in good standing, valid and effective in accordance with their respective terms, and there is not with respect to the Partnership and, to the knowledge of the Partnership, any other parties to such leases, under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

            (b) Except as set forth in Section 2A.10(b) of the Partnership Disclosure Schedule, the Partnership holds good and valid title to (or, in the case of leased properties, assets and rights of way, valid leasehold interests
in) all of its tangible properties, assets and rights of way, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances. The Partnership has valid and subsisting rights of way to use all real or personal property in or through which the Partnership's owned or leased optic or other fiber lines are currently located or situated.

            (c) The Equipment used by the Partnership in the conduct of its business is listed in Section 2A.10(c) of the Partnership Disclosure Schedule, except individual pieces of equipment owned by the Partnership with an individual value of less than $5,000. The Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Partnership as currently conducted, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, ordinary wear and tear excepted, and (v) not obsolete, dangerous or in need of renewal or replacement.

     2A.11  INTELLECTUAL PROPERTY.

            (a) The Partnership owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding Partnership Commercial Software Rights (as defined in
Section 2A.11(b) below)) that are used or currently proposed by the

Partnership to be used in the business of the Partnership as currently conducted or as currently proposed to be conducted by the Partnership (the "Partnership Intellectual Property Rights"). Section 2A.11(a) of the Partnership Disclosure Schedule (i) sets forth a complete list of all patents, patent applications, registered trademarks, material unregistered copyrights, trade names and service marks, and any applications therefor, included in the Partnership Intellectual Property Rights; (ii) specifies the jurisdictions in which each such Partnership Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Partnership's currently marketed software products and a list of which, if any, of such software products that have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered and (iii) as to each such Partnership Intellectual Property Right, specifies whether it is owned by the Partnership or licensed to the Partnership by another Person and, in the cases of any licenses, sets forth the licensor and the term of such license. Section 2A.11(a) of the Partnership Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which the Partnership has licensed any other Person to use any Partnership Intellectual Property Right or other trade secret material to the Partnership, and includes the identity of such licensees, provided, however, that End-User Licenses need not be listed. The Partnership is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on such list. The Partnership is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances other than End-User Licenses), those Partnership Intellectual Property Rights which the Partnership purports to own, and has sole and exclusive rights, and is not contractually obligated to pay any compensation to any third party in respect thereof to the use thereof or the material covered thereby in connection with the services or products in respect of which such Partnership Intellectual Property Rights are being used. With respect to Partnership Intellectual Property Rights licensed to the Partnership, the Partnership has sufficient rights under the license agreements relating thereto to enable the Partnership to use such Partnership Intellectual Property Rights in its business as currently conducted and as proposed to be conducted without payment of royalties or other compensation to the licensor thereof. No claims with respect to the Partnership Intellectual Property Rights have been asserted or, to the knowledge of the Partnership, are threatened by any Person, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Partnership infringes on any copyright, patent, trade mark service mark or trade secret, (ii) against the use by the Partnership of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Partnership's business as currently conducted or as proposed by the Partnership to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Partnership Intellectual Property Rights. Except as set forth in Section 2A.11(a) of the Partnership Disclosure Schedule, all registered and material unregistered trademarks, service marks and copyrights held by the Partnership are valid and subsisting. To the knowledge of the Partnership, there is no material unauthorized use, infringement or misappropriation of any of the Partnership Intellectual Property Rights by any third party, including any employee or former employee of the Partnership. No Partnership Intellectual Property Right owned exclusively by the Partnership or product of the Partnership is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Partnership. There is no outstanding order, judgment, decree or stipulation on the Partnership, and the Partnership is not a party to any agreement, restricting in any manner the licensing of the Partnership's products by the Partnership. Except for End-User Licenses or as otherwise set forth in Section 2A.11(a) of the Partnership Disclosure Schedule, the Partnership has not entered into any agreement to indemnify any Person against any charge of infringement of any Partnership Intellectual Property Right.

            (b) "Partnership Commercial Software Rights" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Partnership pursuant to End-User Licenses and which are used in the Partnership's business but are in no way a component of or incorporated in any of the Partnership's products and related trademarks, technology and know-how. To the knowledge of the Partnership, the Partnership has not breached or violated the terms of its license, sublicense or other agreement relating to any Partnership Commercial Software Rights and has a valid right to use such Partnership Commercial Software Rights under such license and agreements. No claims with respect to the Partnership Commercial Software Rights have been asserted or, to the knowledge of the Partnership, are threatened by any Person against the

Partnership. To the knowledge of the Partnership, there is no material unauthorized use, infringement or misappropriation of any of the Partnership Commercial Software Rights by the Partnership or any employee or former employee of the Partnership during the period of their employment.

     2A.12 AGREEMENTS, CONTRACTS AND COMMITMENTS. Other than those listed in Section 2A.12 of the Partnership Disclosure Schedule, the Partnership does not have, is not a party to nor is it bound by:

            (a)  any collective bargaining agreements,

            (b) any agreements that contain any unpaid severance liabilities or obligations,

            (c) any bonus, deferred compensation, incentive compensation, option, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

            (d) any employment or consulting agreement, contract or commitment (other than employment letters) with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by the Partnership on thirty days notice without liability,

            (e) any insurance policy, fidelity or surety bond or completion bond not listed in Section 2A.20 of the Partnership Disclosure Schedule,

            (f) any lease of personal property having a value individually in excess of $25,000,

            (g) any agreement of indemnification or guaranty not entered into in the ordinary course of business,

            (h) any agreement, contract or commitment containing any covenant limiting the freedom of the Partnership to engage in line of business or compete with any Person,

            (i) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000,

            (j) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

            (k) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (g) hereof,

            (l) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $25,000 or more in any single instance or $100,000 or more in the aggregate,

            (m) any construction contracts involving $25,000 or more in any single instance or $100,000 or more in the aggregate,

            (n)  any distribution, joint marketing or development agreement,

            (o) any lease for switches or any other machinery, equipment or other personal property involving payment of aggregate rentals in excess of $25,000,

            (p) any contract pursuant to which the Partnership has access to the telephone network of another Person other than the Partnership's internal commercial telephone service and any contracts for the resale of any network capacity of the Partnership,

            (q) any agreement, contract, lease or easement pursuant to which the Partnership has the right of way to use any premises or real property to locate and/or install fiber lines on, under or through such premises or real property,

            (r) any agreement or commitment obligating the Partnership to deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead), plus a reasonable profit margin, for such product or service,

            (s) any joint venture, partnership or other cooperative arrangement or agreement involving a sharing or profits or losses,

            (t) any other agreement, contract or commitment which involves $25,000 or more and is not cancelable without penalty within thirty (30) days, or

            (u) any agreement which is otherwise material to the Partnership's business.

     The Partnership has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is bound (including, but not limited to, those set forth in Section 2A.12 or any other section of the Partnership Disclosure Schedule) in such manner as would permit any other party to cancel or terminate the same. Each agreement, contract or commitment to which the Partnership is a party and that is required to be set forth in the Partnership Disclosure
Schedule is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder by any party thereto. The Partnership is not bound by any material contract, agreement, license, lease or other commitment, a copy of which has not been previously provided or made available to IWL. The Partnership, after making an inquiry of all of its employees and Partners and their respective officers, directors, shareholders and appropriate employees, does not have any reason to expect that any change may occur in the relationships of the Partnership with its suppliers or customers as a result of the Interest Exchange, which change would have a Material Adverse Effect on the Partnership. No supplier of or customer of the Partnership has indicated within the past year that it will stop, or decrease the rate of supplying or purchasing materials, products, or services to or from the Partnership, as a result of the Mergers or the Interest Exchange. Except as described in Section 2A.4, no consents, waivers or approvals under any of the Partnership's material agreements, contacts, licenses or leases are necessary in order to preserve the benefits thereunder for the Surviving Corporation or otherwise to avoid any breach, default or right of termination or other right as a result of the Mergers or the Interest Exchange.

     2A.13  INTERESTED PARTY TRANSACTIONS.  Except as set forth in Section
2A.13 of the Partnership Disclosure Schedule, no Partner or any officer, director or shareholder of such Partner (nor any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) an interest in any entity which furnished or sold, or furnishes or sells, services or products which the Partnership furnished or sells, or proposes to furnish or sell, or (b) any interest in any entity which purchases from or sells or furnishes to the Partnership any goods or services, or (c) a beneficial interest in any contract or agreement required to be set forth in Section 2A.12 of the Partnership Disclosure Schedule; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest of any entity" for purposes of this Section 2A.13.

     2A.14 GOVERNMENTAL AUTHORIZATIONS. Section 2A.14 of the Partnership Disclosure Schedule accurately lists each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Partnership (a) pursuant to which the Partnership currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business as currently conducted or the holding of any such interest as currently held (herein collectively called the "Partnership Authorizations"). The Partnership Authorizations are in full force and effect and constitute all the authorizations required to permit the Partnership to operate or conduct its business as currently conducted or hold any interest in its properties as currently held.

     2A.15 LITIGATION. Section 2A.15 of the Partnership Disclosure Schedule accurately lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations and all other claims pending against the Partnership or, to the knowledge of the Partnership, threatened or which the partnership expects will ultimately be threatened or commenced against the Partnership. None of such suits, actions, proceedings, investigations or claims seek to prevent the consummation of the Mergers or the Interest Exchange. There is no judgment, degree or order enjoining the Partnership in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business of the Partnership. Section 2A.15 of the Partnership Disclosure Schedule also lists all suits and legal actions initiated by the Partnership which are still pending or which have been concluded in the last two years.

     2A.16 ACCOUNTS RECEIVABLE. All accounts receivable of the Partnership shown in the Partnership Balance Sheet arose in the ordinary course of business and, to the extent not previously collected, are collectible (except to the extent reserved against as reflected in the Partnership's Partnership Financial Statements) and are carried at values determined in accordance with GAAP consistently applied. To the knowledge of the Partnership, none of the accounts receivable of the Partnership outstanding as of the date hereof is subject to any claim of offset, recoupment, set off or counterclaim, and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No accounts receivable are contingent upon the performance by the Partnership of any obligation or contract except for the Partnership's maintenance obligations under its maintenance agreements (although no customer has claimed that the Partnership has failed to perform its maintenance obligations). No Person has any lien, charge, pledge, security interest or other encumbrance on any of the Partnership's accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable, except for liens granted to Bank One Texas, N.A. under the Partnership's revolving line of credit.

     2A.17  ENVIRONMENTAL AND OSHA.

            (a) The Partnership has complied in all material respects with all Environmental Laws and Employee Safety Laws, and no charge, action, suit, proceeding, hearing, known investigation, claim, damage, or notice has been filed or commenced against the Partnership alleging any failure to comply with any such law or regulation.

            (b) The Partnership has no obligation to take remedial action with respect to any conditions nor does the Partnership have any liability, and there is no basis related to the Partnership's past or present operations, for any present charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand giving rise to any liability or obligation to take any remedial action under any Environmental Law.

            (c) Except as set forth in Section 2A.17(c) of the Partnership Disclosure Schedule, the Partnership has no liability relating to, and it has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in violation of any Environmental Law.

            (d) The Partnership has no liability for, and there is no basis for, any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Partnership giving rise to any material liability under any Employee Safety Laws.

            (e) The Partnership has no liability relating to, and to the knowledge of the Partnership, the Partnership has not exposed any of the Partnership's employees to any substances or conditions that could form the basis for, any present charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against the Partnership giving rise to material liability for any illness of or personal injury to any employee.

            (f) The Partnership has been in compliance with all the terms and conditions of all permits, licenses, and other authorizations of Governmental Entities which are required under any Environmental Law or Employee Safety Law.

            (g) All properties and equipment used by the Partnership are free of asbestos, PCB's and other Extremely Hazardous Substances (as defined in Section 302A of the Emergency Planning and Community Right-to-Know Act of 1986, as amended). To the knowledge of the Partnership, no pollutant, contaminant, chemical, or industrial, hazardous, or toxic material or waste has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Partnership has ever owned, or that the Partnership now leases or has ever leased.

     2A.18 BROKERS' AND FINDERS' FEES. The Partnership has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders, fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2A.19 LABOR MATTERS. The Partnership is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and employment practices, and is not engaged in any unfair labor practice. The Partnership has not received any notice from any Governmental Entity of, and to the knowledge of the Partnership there has not been asserted before any Governmental Entity, any claim of action or proceeding to which the Partnership is a party or involving the Partnership, and there is neither pending nor, to the knowledge of the Partnership, threatened any investigation or hearing concerning the Partnership arising out of or based upon any such laws, regulations or practices. There are no pending claims against the Partnership under any workers compensation plan or policy or for long term disability. The Partnership has complied in all material respects with all applicable health care benefit continuation provisions of COBRA and has no obligations with respect to any former employees or qualified beneficiaries thereunder. Section 2A.19 of the Partnership Disclosure Schedule lists all current employees of the Partnership and their current salary and vacation accruals.

     2A.20 INSURANCE. Section 2A.20 of the Partnership Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers and directors of the Partnership as well as all claims made under any insurance policy by the Partnership since January 1, 1993 (other than claims under the Partnership's medical and dental insurance plans). There is no claim by the Partnership pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds as to which coverage has been questions, denied or disputed by the underwriters of such policies or bonds (other than claims made under the Partnership's medical and dental insurance plans). The Partnership has provided or made available to IWL copies of all such insurance policies and fidelity bonds and all claims made by the Partnership under its insurance policies (other than claims under the Partnership's medical and dental plans). All premiums payable under all such policies and bonds have been paid and the Partnership is otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Partnership. The Partnership does not know of any threatened termination of or proposed material premium increase with respect to any of such policies. The Partnership has never been denied insurance coverage nor has any insurance policy of the Partnership ever been canceled for any reason.

     2A.21 INVENTORY. The inventory appearing on the Partnership Financial Statements, or thereafter acquired or produced, conforms in all material respects with the Partnership's applicable specifications and warranties and have been produced in compliance with the Partnership's quality control procedures and consist only of items of a quality and quantity useable or saleable by the Partnership in the ordinary course of business. All such inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective in any amount. Such inventory is owned by the Partnership and is not subject to any liens, charges, pledges, security interests or other encumbrances.

     2A.22  COMPLIANCE WITH LAWS.

          (a) The Partnership has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to any federal, state or local statute, law or regulation with respect to the conduct of its business or the ownership or operations of its business, assets or properties. No charge, complaint, action, suit, proceeding, hearing, known investigation, claim, demand, or notice has been filed or commenced against alleging any failure to comply with any such law or regulation.

          (b) The Partnership has not violated in any respect, or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

          (c) The Partnership has not, and none of the Partners or employees of the Partnership have, on behalf of the Partnership:

               (i) made or agreed to make any contribution, payment or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state or local jurisdiction; or

               (ii) established or maintained any unrecorded fund or asset for any purpose, or intentionally made any false or inaccurate entries on any of its books and/or records; or

               (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office; or

               (iv) been involved in the disbursement or receipt of funds outside of the normal internal control systems of accountability or been involved in the improper or inaccurate recording of material payments, disbursements or receipts.

     2A.23 REGISTRATION STATEMENT; JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of the Partnership for inclusion or incorporation by reference, and reviewed by the Partnership prior to such inclusion or incorporation by reference, in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Partnership for inclusion or incorporation by reference, and reviewed by the Partnership prior to such inclusion or incorporation by reference, in the Joint Proxy Statement will, at the dates mailed to shareholders and at the times of the IWL shareholders' meeting and the Partners' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein a necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Partnership or its Partners should occur which is required to be described in an amending of, or a supplement to, the Registration Statement or the Joint Proxy Statement, the Partnership shall promptly so advise IWL. The Partnership will promptly disseminate any such amendment or supplement to the Partners of the Partnership.

     2A.24 ACCOUNTING MATTERS. Neither the Partnership nor, to its knowledge, any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the business combination to be effected by the Mergers and the Interest Exchange from being accounted for as a "pooling of interests."

     2A.25 FIRPTA. The Partnership is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2A) of the Code.

     2A.26  EMPLOYEE BENEFIT PLANS.

          (a) Section 2A.26 of the Partnership Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Partnership (together, the "Partnership Employee Plans"), and a copy of each such Partnership Employee Plan has been provided or made available to IWL.

          (b) (i) None of the Partnership Employee Plans promises to provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA;
(ii) all Partnership Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statues (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for the notification to participants or beneficiaries or the Department of Labor, IRS or Secretary of the Treasury), and the Partnership has performed in all material respects all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Partnership Employee Plans; (iii) each Partnership Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no Partnership Employee Plan is or within the prior six (6) years has been subject to, and the Partnership has not incurred and does not expect to incur any liability under, Title IV or ERISA or Section 412A of the Code and (v) nothing in any Partnership Employee Plan precludes or interferes with Holdings' ability to cause the Partnership to terminate (or consolidate, at Holdings' option) any Partnership Employee Plan after the Closing, provided that (A) the Partnership Employee Plan may be terminated prospectively only, subject to rights accrued by the Partnership's employees at the time of such termination and (B) not more than sixty days notice may be required to terminate certain Partnership Employee Plans.

          (c) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any Partnership Employee Plan: (i) any act or omission by the Partnership constituting a violation of Section 402A or 403 or, to the knowledge of the Partnership,
Section 404 or 405 of ERISA; (ii) to the knowledge of the Partnership, any act or omission by the Partnership which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by
Section 4975(d) of the Code; (iii) any act or omission by the Partnership constituting a violation of Section 503 or 511, to the knowledge of the Partnership, Section 510 of ERISA; or (iv) any act or omission by the Partnership which could give rise to liability under Section 502A of ERISA or under Sections 4979 or 4975 through 4980 of the Code or any other provisions of ERISA or the Code.

          (d) Each Partnership Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from the Partnership to (or under) any such Partnership Employee Plan have been fully paid or adequately provided for on the Partnership Financial Statements for the most recently ended fiscal year.
All accruals thereon (including, where appropriate proportional accruals for partial periods have been made in accordance with GAAP consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by the Partnership with respect to, or change in employee participation or coverage under, any Partnership Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently ended fiscal year.

          (e) The Partnership has made available to IWL complete, accurate and current copies of all Partnership Employee Plans and all amendments, documents, correspondence addressed to the Partnership and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency with respect to the Partnership Employee Plans at any time within the three-year period ending on the date hereof.

     2A.27 OWNERSHIP OF SECURITIES. As of the date hereof, none of the Partnership or any of its affiliates or associates (as such terms are defined under the Exchange Act), (a)(i) beneficially owns, directly or indirectly, or
(ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of IWL that in the aggregate represent 10% or more of the outstanding shares of IWL Common Stock, or (b) is an "affiliated shareholder" of IWL within the meaning of Article XIII of the TBCA. Neither the Partnership nor any of its Partners own any shares of IWL Common Stock.

     2A.28  CERTAIN REGULATORY MATTERS.

          (a) Except as disclosed in Section 2A.28 of the Partnership Disclosure Schedule and except for billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no proceedings or, to the Partnership's knowledge, investigations pending or threatened before any domestic or foreign court, administrative, governmental or regulatory body in which any of the following matters are being considered which could reasonably be expected to have a Material Adverse Effect on the Partnership, nor has the Partnership received written notice or inquiry from any such body, government official, advocacy or similar organization or any private party indicating that any of such matters should be considered or may become the object of consideration or investigation which could reasonably be expected to have a Material Adverse Effect on the Partnership: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any administrative, governmental or regulatory body; or (v) increase in termination or access charges or other rates paid or payable by the Partnership to its suppliers.

          (b) Except as disclosed in Section 2A.28 of the Partnership Disclosure Schedule, the Partnership has no outstanding commitments (and no such obligations have been imposed upon the Partnership and remain outstanding) regarding (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements to or by any domestic or foreign court, administrative, governmental or regulatory body, government official, consumer advocacy or similar organization, in each case which could reasonably be expected to have a Material Adverse Effect on the Partnership.

          (c) The Partnership has not transferred, sold any interest in, or otherwise diluted its control over any federal or state regulatory licenses, certificates, approvals or other authorizations under which it operates, and the transfer of such authorizations, subject to regulatory approval, would not violate the terms of any agreement to which the Partnership is a party or by which the Partnership is bound, or impinge the rights of any third party.

          (d) The Partnership has no current liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Partnership giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Partnership. Any such claims would be fully covered to the extent of the dollar limitations of the Partnership's product liability insurance. There are no recalls, threatened or pending, and no federal investigative reports have been filed or were required to have been filed with respect to any of the Partnership's products.

     2A.29 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Partnership in this Agreement, nor any statement made in any Schedule, Exhibit or certificate furnished by the Partnership pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. No warranty or representation shall be deemed to have been made by the Partnership except for the warranties and representations set forth in this Agreement and the Exhibits, Schedules and certificates delivered pursuant hereto.

                                 ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF IWL AND THE MERGER SUBSIDIARIES

     Except as set forth in the IWL Disclosure Schedule attached hereto and incorporated by reference herein (the "IWL Disclosure Schedule"), and subject to
Section 3.31, IWL and I-Sub and C-Sub (collectively, the "Merger Subsidiaries") hereby jointly and severally represent and warrant to the Company and the Partnership (and, unless the context indicates otherwise, all of such representations and warranties shall be deemed made with respect to IWL and the Merger Subsidiaries, their respective Subsidiaries (other than as set forth in Section 3.31) and their respective predecessors, if any) that, as of the date hereof:

     3.1 ORGANIZATION, STANDING AND POWER. Each of IWL and its Subsidiaries (including each Merger Subsidiary) is a corporation duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation. Each of IWL and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on IWL and its Subsidiaries taken as a whole. IWL has made available a true and correct copy of the Articles of Incorporation and Bylaws of each of IWL and its Subsidiaries, as amended to date, to counsel for the Company and the Partnership.

     3.2  CAPITAL STRUCTURE.

          (a) The authorized stock of IWL consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 3,754,230 shares were issued and outstanding as of December 31, 1997, and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date hereof. The authorized capital stock of Holdings consists of 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The authorized capital stock of each Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share. Holdings has 1,000 shares of common stock issued and outstanding as of the date hereof, which are held by IWL, and I-Sub and C-Sub each have 1,000 shares of common stock issued and outstanding as of the date hereof, which are held by Holdings. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued (free of preemptive rights), are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. IWL has also reserved (i) 146,695 shares of IWL Common Stock for issuance to employees and consultants pursuant to IWL's Employee Incentive Stock Option Plan, (ii) 300,000 shares of IWL Common Stock for issuance to employees and consultants pursuant to IWL's 1997 Stock Option Plan, and (iii) 100,000 shares of Common Stock for issuance to outside directors of IWL under IWL's 1997 Director Stock Option Plan. Except as set forth in the preceding sentence and except as set forth in Section 3.2 of the IWL Disclosure Schedule, IWL has not reserved any shares of its capital stock for future issuance.

          (b) Except as set forth in Section 3.2 of the IWL Disclosure Schedule, there are no outstanding IWL Equity Rights. For purposes of this Agreement, "IWL Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from IWL or any of IWL's Subsidiaries at any time, or upon the happening or any stated event, any shares of the capital stock of IWL.

          (c) Section 3.2 of the IWL Disclosure Schedule sets forth for each outstanding IWL Equity Right the name of the holder of such IWL Equity Right, the number of shares subject to such IWL Equity Right, the exercise price of such IWL Equity Right and the number of shares as to which such IWL Equity Right is exercisable, and, if the exercisabilty of such IWL Equity Right will be accelerated in any way by the transactions contemplated by this

Agreement, an indication of the extent of such acceleration. Section 3.2 of the IWL Disclosure Schedule also describes any repricing of any IWL Equity Rights which has taken place since January 1, 1993. IWL has made available to the Company and the Partnership copies of all agreements relating to IWL Equity Rights.

          (d) Since January 1, 1993, IWL has not repurchased any of its capital stock.

          (e) There are no outstanding obligations of IWL or any of IWL's Subsidiaries or of ICEL to repurchase, redeem or otherwise acquire any shares of capital stock of IWL.

          (f) All of the outstanding capital stock of each of IWL's Subsidiaries was duly authorized and validly issued (free of preemptive rights) and is fully paid and nonassessable, and, except as set forth in
Section 3.2 of the IWL Disclosure Schedule or in Section 3.2(a), is owned by IWL free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. IWL owns all of the issued and outstanding shares of capital stock of ICEL. Except as set forth in Section 3.2 of the IWL Disclosure Schedule, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from IWL, any of IWL's Subsidiaries or ICEL at any time, or upon the happening of any stated event, any shares of the capital stock of any IWL's Subsidiaries or of ICEL, or any securities convertible into or exercisable for shares of capital stock of any of IWL's Subsidiaries or of ICEL, whether or not presently issued or outstanding and there are no outstanding obligations of IWL or of any of IWL's Subsidiaries or of ICEL to repurchase, redeem or otherwise acquire any shares of capital stock of any of IWL's Subsidiaries or of ICEL. Except for equity interests disclosed in Section 3.2 of the IWL Disclosure Schedule and equity interests in its Subsidiaries, IWL does not directly or indirectly own any equity interest in any other Person. Each of IWL's Subsidiaries is a wholly owned Subsidiary.

          (g) Except as disclosed in Section 3.2 of the IWL Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which IWL, any Subsidiary or ICEL is a party or to which it is bound relating to the voting or registration of any shares of capital stock of IWL or any Subsidiary. IWL has not taken any action that would result in, nor is IWL a party to any agreement, arrangement or understanding not disclosed in Section 3.2 of the IWL Disclosure Schedule that would result in, any options to purchase IWL Common Stock that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (h) The shares of Holdings Common Stock to be issued pursuant to the Mergers and in the Interest Exchange will be duly authorized, validly issued, fully paid, and nonassessable.

     3.3 AUTHORITY. IWL and the Merger Subsidiaries have all requisite corporate power and authority to enter into this Agreement and to consummate the Mergers and the Interest Exchange and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IWL and the Merger Subsidiaries.
This Agreement has been duly executed and delivered by IWL and the Merger Subsidiaries and constitutes the valid and binding obligations of IWL and the Merger Subsidiaries enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the Articles of Incorporation or Bylaws of IWL and the Merger Subsidiaries or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IWL or its properties or assets, other than any such violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect on the ability of IWL to consummate the transactions contemplated hereby (or which have been consented to or waived on or prior to the Closing Date). Except as set forth in Section 3.3 of the IWL Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to IWL and the Merger Subsidiaries in connection with the execution and delivery of this Agreement by IWL and the Merger Subsidiaries or the consummation by IWL and the Merger Subsidiaries of the transactions contemplated hereby, except for (a) the filing of the Articles of Merger with the Secretary of State of Texas, (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by the Nasdaq National Market or under applicable state and federal securities laws, (c) any consents or approvals required by the Federal Communications Commission ("FCC") or any state public utility commissions, and (d) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on the ability of IWL and the Merger Subsidiaries to consummate the transactions contemplated hereby.

     3.4 SEC DOCUMENTS; IWL FINANCIAL STATEMENTS. IWL has furnished or made available to the Company and the Partnership a true and complete copy of its Form 10-K for the fiscal year ended June 30, 1997, and its Form 10-Q for the quarter ended September 30, 1997 (collectively, the "SEC Documents"), which IWL filed under the Exchange Act with the SEC. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of IWL, including the notes thereto, included in the SEC Documents (the "IWL Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of IWL at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

     3.5 BROKERS AND FINDERS' FEES. Except for Cruttenden Roth Incorporated (the arrangements with which have been disclosed to the Company prior to the date hereof), IWL has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, advisory fees or any similar charges in connection with this Agreement, the Mergers, the Interest Exchange or any other transaction contemplated hereby.

     3.6 REGISTRATION STATEMENT; JOINT PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of IWL for inclusion or incorporation by reference, and reviewed by IWL prior to such inclusion or incorporation by reference, in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of IWL for inclusion or incorporated by reference, and reviewed by IWL prior to such inclusion or incorporation by reference, in the Joint Proxy Statement will, at the dates mailed to shareholders and at the times of the IWL shareholders' meeting and the Company shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to IWL, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement, IWL shall promptly so advise the Company. IWL will promptly disseminate any such amendment or supplement (which the Company shall have a reasonable opportunity to review) to the shareholders of IWL.

     3.7 OPINION OF FINANCIAL ADVISOR. IWL has received the oral opinion of Cruttenden Roth Incorporated on the date hereof, to the effect that, as of the date hereof, the IWL Exchange Ratio is fair from a financial point of view to the shareholders of IWL and that the Company Merger Consideration is fair from a financial point of view to IWL, and will, within two business days of the date hereof, have received the written opinion of Cruttenden Roth Incorporated to such effect.

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

     3.8 OWNERSHIP OF SECURITIES. As of the date hereof, neither IWL nor, to IWL's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a)(i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company that in the aggregate represent 10% or more of the outstanding shares of Company Common Stock, nor (b) is an "affiliated shareholder" of the Company within the meaning of Article XIII of the TBCA. Neither IWL nor any of the Merger Subsidiaries owns any shares of Company Common Stock.

     3.9  LITIGATION.  Except as set forth in the SEC Documents or in Section
3.9 of the IWL Disclosure Schedule, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against IWL or any of the Merger Subsidiaries pending or, to IWL's knowledge, threatened which (a) if determined adversely to IWL, could be expected to result in a Material Adverse Effect on IWL, or (b) seek to prevent the consummation of the Mergers or the Interest Exchange.

     3.10 NO UNDISCLOSED LIABILITIES. IWL does not have any liabilities or obligations, either accrued or contingent, whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due, except: (a) liabilities reflected in the SEC Documents, (b) liabilities specifically described in this Agreement or in the IWL Disclosure Schedule or (c) liabilities not exceeding $50,000 in the aggregate incurred in the ordinary course of business since September 30, 1997.

     3.11 NO CHANGES. Except as set forth in Section 3.11 of the IWL Disclosure Schedule or as contemplated by this Agreement, since September 30, 1997 there has not been, occurred or arisen any:

          (a) transaction by IWL except in the ordinary course of business as conducted on that date;

          (b) capital expenditure or inventory purchase by IWL exceeding $25,000 individually or $100,000 in the aggregate, except pursuant to existing contracts listed in Section 3.16 of the IWL Disclosure Schedule;

          (c) destruction, damage to, or loss of any assets (including without limitation intangible assets) of IWL (whether or not covered by insurance), either individually or in the aggregate, exceeding $25,000;

          (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by IWL;

          (f) declaration, setting aside, or payment of a dividend or other distribution in respect of the shares of IWL, or any direct or indirect redemption, purchase or other acquisition by IWL of any of its shares;

          (g) increase in the salary or other compensation payable or to become payable by IWL to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment by IWL of a bonus or other additional salary or compensation to any such person except for year-end bonuses paid in the ordinary course of business consistent with past practice;

          (h) acquisition, sale or transfer or any asset of IWL except in the ordinary course of business;

          (i) formation, amendment or termination of any material distribution agreement or any material contract, agreement or license to which IWL is a party, other than termination by IWL pursuant to the terms thereof;

          (j)  loan by IWL to any Person or guaranty by IWL of any loan;

          (k) waiver or release of any material right or claim of IWL, including any write-off or other compromise of any account receivable of IWL except in the ordinary course of business;

          (l) the commencement or notice or, to the knowledge of IWL, threat of commencement of any governmental proceeding against or investigation of IWL or its affairs;

          (m) other event or condition of any character relating to IWL or IWL's business that has or would be expected to have a Material Adverse Effect on IWL;

          (n) issuance, sale or redemption by IWL of any of its shares or of any other of its securities, other than pursuant to the exercise of existing options;

          (o) change in pricing or royalties set or charged by IWL except pursuant to the terms of existing contracts; or

          (p) negotiation or agreement by IWL to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with IWL and its representatives or any other Person regarding the transactions contemplated by this Agreement).

     3.12 TAX AND OTHER RETURNS AND REPORTS.

          (a) TAX RETURNS AND AUDITS. Except as set forth in Section 3.12 of the IWL Disclosure Schedule, each of IWL and its Subsidiaries has prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by any of them relating to any and all Taxes relating or attributable to IWL, its Subsidiaries, or the assets or operations of IWL or its Subsidiaries ("IWL Returns"), and such IWL Returns are true and correct in all material respects and have been completed in accordance with applicable law. Except as set forth in Section 3.12 of the IWL Disclosure Schedule, each of IWL and its Subsidiaries has paid all Taxes required to be paid with respect to such IWL Returns and has withheld with respect to its employees all federal and state income Taxes, FICA, FUTA and other Taxes it is required to withhold. The accruals for Taxes on the books and records of each of IWL and its Subsidiaries are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. Neither IWL nor any of its Subsidiaries is delinquent in the payment of any Tax nor, except as set forth in Section 3.12 of the IWL Disclosure Schedule, to the knowledge of IWL is there any Tax deficiency outstanding, proposed or assessed against IWL or any of its Subsidiaries nor has IWL or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The audits of each IWL Return that has been audited by the relevant authorities or for which the statute of limitations has been waived or extended have been closed, and neither IWL nor any of its Subsidiaries has received any written or oral notification that an audit or other examination of any Return of IWL or any of its Subsidiaries is presently in progress. All such IWL Returns that have been audited or for which the statute of limitations has been waived are listed in Section 3.12 of the IWL Disclosure Schedule. Except as set forth in Section 3.12 of the IWL Disclosure Schedule, neither IWL nor any of its Subsidiaries has any material liabilities for unpaid Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise and neither IWL nor any of its Subsidiaries has any knowledge of any basis for the assertion of any such liability attributable to IWL, its Subsidiaries or the assets or operations of IWL or its Subsidiaries. Neither IWL nor any of its Subsidiaries is (nor have they ever been) required to join with any other entity in the filing of a consolidated tax return for federal tax purposes or a consolidated or combined return or report for state tax purposes. Except as set forth in Section 3.12 of the IWL Disclosure Schedule, neither IWL nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. There are (and as of immediately following the Closing there will be) no liens on the assets of IWL or any of its Subsidiaries relating to or attributable to Taxes, except for liens for Taxes not yet due and payable or liens for Taxes being contested by appropriate proceedings. Neither IWL nor any of its Subsidiaries has any knowledge of any basis for the assertion of any claim which, if adversely determined, would result in liens on the assets of IWL or Subsidiaries. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of IWL or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code.

          (b) NO PENALTY. Neither IWL nor any of its Subsidiaries is subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any IWL Return, report or declaration required to be filed with, any Governmental Entity to which it is subject.

     3.13 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement binding upon, or judgment, injunction, order or decree entered against, IWL under which IWL is prohibited from conducting or engaging in any line of business.

     3.14 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

          (a) IWL owns no real property other than as set forth in Section 3.14(a) of the IWL Disclosure Schedule. Section 3.14(a) of the IWL Disclosure Schedule also sets forth a true and complete list of all real property leased by IWL and the aggregate annual rental or other fee payable under any such lease. All such leases are in good standing, valid and effective in accordance with their respective terms, and there is not with respect to IWL and, to the knowledge of IWL, any other parties to such leases, under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) Except as set forth in Section 3.14(b) of the IWL Disclosure Schedule, IWL holds good and valid title to (or, in the case of leased properties, assets and rights of way, valid leasehold interests in) all of its tangible properties, assets and rights of way, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances.

          (c) The Equipment used by IWL in the conduct of its business is listed in Section 3.14(c) of the IWL Disclosure Schedule, except individual pieces of equipment owned by IWL with an individual value of less than $5,000. The Equipment is, taken as a whole, (i) adequate for the conduct of the business of IWL as presently conducted, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, ordinary wear and tear excepted, and (v) not obsolete, dangerous or in need of renewal or replacement.

     3.15 INTELLECTUAL PROPERTY.

          (a) IWL owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskwork, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding IWL Commercial Software Rights (as defined in Section 3.15(b) below)) that are used or currently proposed by IWL to be used in the business of IWL as currently conducted or as currently proposed to be conducted by IWL (the "IWL Intellectual Property Rights"). Section 3.15(a) of the IWL Disclosure Schedule (i) sets forth a complete list of all patents, patent applications, registered trademarks, material unregistered copyrights, trade names and service marks, and any applications therefor, included in IWL Intellectual Property Rights; (ii) specifies the jurisdictions in which each such IWL Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of IWL's currently marketed software products and list of names of all registered owners, if any, of such software products that have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered and (iii) as to each such IWL Intellectual Property Right, specifies whether it is owned by IWL or licensed to IWL by another Person and, in the cases of any license, sets forth the licensor and the term of such license. Section 3.15(a) of the IWL Disclosure Schedule also sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which IWL has licensed any other Person to use any IWL Intellectual Property Right or other trade secret material to IWL, and includes the identity of such licenses; provided, however, that IWL's End-User Licenses need not be listed. IWL is not, nor will it be as a result of the execution and delivery of this

Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on such list. IWL is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances), those IWL Intellectual Property Rights which IWL purports to own, and has sole and exclusive rights, and is not contractually obligated to pay any compensation to any third party in respect thereof to the use thereof or the material covered thereby in connection with the services or products in respect of which such IWL Intellectual Property Rights are being used. With respect to IWL Intellectual Property Rights licensed to IWL, IWL has sufficient rights under the license agreements relating thereto to enable IWL to use such IWL Intellectual Property Rights in its business as currently conducted and as proposed to be conducted without payment of royalties or other compensation to the licensor thereof. No claims with respect to IWL Intellectual Property Rights have been asserted or, to the knowledge of IWL, are threatened by any Person, (i) to the effect that the manufacture, sale, licensing or use of any product as, now used, sold or licensed or proposed for use, sale or license by IWL infringes on any copyright, patent, trade mark service mark or trade secret, (ii) against the use by IWL of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in IWL's business as currently conducted or as proposed by IWL to be conducted, or (iii) challenging the ownership, validity or effectiveness of any IWL Intellectual Property Rights. Except as set forth in Section 3.15(a) of the IWL Disclosure Schedule, all registered and material unregistered trademarks, service marks and copyrights held by IWL are valid and subsisting. To the knowledge of IWL, there is no material unauthorized use, infringement or misappropriation of any of IWL Intellectual Property Rights by any third party, including any employee or former employee of IWL. No IWL Intellectual Property Right owned exclusively by IWL or product of IWL is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by IWL. There is no outstanding order, judgment, decree or stipulation on IWL, and IWL is not party to any agreement, restricting in any manner the licensing of IWL's products by IWL. Except for End User Licenses or as otherwise set forth in Section 3.15(a) of the IWL Disclosure Schedule, IWL has not entered into any agreement to indemnify any Person against any charge of infringement of any IWL Intellectual Property Rights.

          (b) "IWL Commercial Software Rights" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to IWL pursuant to End-User Licenses and which are used in IWL's business but are in no way a component of or incorporated in any of IWL's products and related trade markets, technology and know-how. To the knowledge of IWL, IWL has not breached or violated the terms of its license, sublicense or other agreement relating to any IWL Commercial Software Rights and has a valid right to use such IWL Commercial Software Rights under such license and agreements. No claims with respect to the IWL Commercial Software Rights have been asserted or, to the knowledge of IWL, are threatened by any Person against IWL. To the knowledge of IWL, there is no material unauthorized use, infringement or misappropriation of any of the IWL Commercial Software Rights by IWL or any employee or former employee of IWL during the period of their employment.

     3.16 AGREEMENTS, CONTRACTS AND COMMITMENTS.  Other than those listed in
Section 3.16 of the IWL Disclosure Schedule, IWL does not have, is not a party to nor is it bound by:

          (a)  any collective bargaining agreement;

          (b) any agreements that contain any unpaid severance liabilities or obligations;

          (c) any bonus, deferred compensation, incentive compensation, option, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (d) any employment or consulting agreement, contract or commitment (other than employment letters) with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by IWL on thirty days notice without liability;

          (e) any stock option plan, stock appreciation right plan or stock purchase plan;

          (f) any insurance policy, fidelity or surety bond or completion bond not listed in Section 3.21 of the IWL Disclosure Schedule;

          (g) any lease of personal property having a value individually in excess of $25,000;

          (h) any agreement of indemnification or guaranty not entered into in the ordinary course of business;

          (i) any agreement, contract or commitment containing any covenant limiting the freedom of IWL to engage in any line of business or compete with any Person;

          (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000;

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to the clause (h) hereof;

          (m) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $25,000 or more in any single instance or $100,000 or more in the aggregate;

          (n) any construction contracts involving $25,000 or more in any single instance or $100,000 or more in the aggregate;

          (o)  any distribution, joint marketing or development agreements;

          (p) any lease for switches or any other machinery, equipment or other personal property involving payment of aggregate rentals in excess of $25,000;

          (q) any contract pursuant to which IWL has access to the telephone network of another Person other than IWL's internal commercial telephone service and any contracts for the resale of any network capacity of IWL;

          (r) any agreement, contract, lease or easement pursuant to which IWL has the right of way to use any premises or real property to locate and/or install fiber lines on, under or through such premises or real property;

          (s) any agreement or commitment obligating IWL to deliver any product or service at a price which does not cover the cost of (including labor, materials and production overhead), plus a reasonable profit margin, for such product or service;

          (t) any joint venture, partnership or other cooperative arrangement or agreement involving a sharing of profits or losses;

          (u) any other agreement contract or commitment which involves $25,000 or more and is not cancelable without penalty within thirty (30) days; or

          (v)  any agreement which is otherwise material to IWL's business.

     IWL has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is bound (including, but not limited to, those set forth in Section
3.16 or any other section of the IWL Disclosure Schedule) in such manner as would permit any other party to cancel or terminate the same. Each agreement, contract or commitment to which IWL is party and that is required to be set forth in the IWL Disclosure Schedule is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder by any party thereto. IWL is not bound by any material contract, agreement, license, lease or other commitment, a copy of which has not been previously provided or made available to the Company and the Partnership. IWL after making an inquiry of all of its officers, directors, shareholders and appropriate employees does not have any reason to expect that any change may occur in the relationships of IWL with its suppliers or customers as a result of the Mergers or the Interest Exchange, which change would be a Material Adverse Effect on IWL. No supplier of or customer of IWL has indicated within the past year that it will stop, or decrease the rate of supplying or purchasing materials, products, or services to or from IWL, as a result of the Mergers or the Interest Exchange. Except as described in Section 3.3, no consents, waivers or approvals under any of IWL's material agreements, contracts, licenses or leases are necessary in order to preserve the benefits thereunder for the Surviving Corporation or otherwise to avoid any breach, default or right of termination or other right as a result of the Mergers or the Interest Exchange.

     3.17 GOVERNMENTAL AUTHORIZATIONS. Section 3.17 of the IWL Disclosure Schedule accurately lists each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to IWL or statute, regulation, private treaty or agreement adopted or made for the benefit for IWL or to which IWL is a party (a) pursuant to which IWL currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business as currently conducted or the holding of any such interest as currently held (herein collectively called the "IWL Authorizations"). The IWL Authorizations are in full force and effect and constitute all the authorizations required to permit IWL to operate or conduct its business as currently conducted or hold any interest in its properties as currently held.

     3.18 ACCOUNTS RECEIVABLE. All accounts receivable shown in the IWL Financial Statements arose in the ordinary course of business and, to the extent not previously collected, are collectible (except to the extent reserved against as reflected in the IWL Financial Statements) and are carried at values determined in accordance with GAAP consistently applied.
To the knowledge of IWL, none of the accounts receivable of IWL outstanding as of the date hereof is subject to any claim of offset, recoupment, set off or counterclaim and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No accounts receivable are contingent upon the performance by IWL of any obligation or contract except for IWL's maintenance obligations under its maintenance agreements (although no customer has claimed that IWL has failed to perform its maintenance obligations). No Person has any lien, charge, pledge, security interest or other encumbrance on any of IWL's accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable, except for liens granted to Bank One Texas, N.A. under IWL's line of credit.

     3.19 MINUTE BOOKS AND STOCK RECORDS. The minute books of IWL and its Subsidiaries made available to counsel for the Company and the Partnership contain minutes of all meetings of directors and shareholders (or consents in lieu of such meetings) accurate in all material respects since the respective times of incorporation of IWL and its Subsidiaries.

     3.20 LABOR MATTERS. IWL is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and employment practices, and is not engaged in any unfair labor practice. IWL has not received any notice from any Governmental Entity of, and to the knowledge of IWL there has not been asserted before any Governmental Entity, any claim, action or proceeding to which IWL is a party or involving IWL, and there is neither pending nor, to the knowledge of IWL, threatened any investigation or hearing concerning IWL arising out of or based upon any such laws, regulations or practices. There are no pending claims against IWL under any workers compensation plan or policy or for long term disability. IWL has complied in all material respects with all applicable health care benefit continuation provisions of

COBRA and has no obligations with respect to any former employees or qualified beneficiaries thereunder. Section 3.20 of the IWL Disclosure Schedule lists all current employees of IWL and their current salary and vacation accruals.

     3.21 INSURANCE. Section 3.21 of the IWL Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, equipment, properties, operations, software errors and omissions, employees, officers and directors of IWL as well as all claims made under any insurance policy by IWL since January 1, 1993 (other than claims under IWL's medical and dental insurance plans and claims made with respect to insured losses which did not, in the aggregate, have a Material Adverse Effect on IWL). There is no claim by IWL pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds (other than claims made under IWL's medical and dental insurance plans). IWL has provided or made available to the Company and the Partnership copies of all such insurance policies and fidelity bonds and all claims made by IWL under its insurance policies (other than claims under IWL's medical and dental plans). All premiums payable under all such policies and bonds have been paid and IWL is otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of IWL. IWL does not know of any threatened termination of or proposed material premium increase with respect to any of such policies. IWL has never been denied insurance coverage nor has any insurance policy of IWL ever been canceled for any reason.

     3.22 INVENTORY. The inventory appearing on the IWL Financial Statements, or thereafter acquired or produced, conforms in all material respects with IWL's applicable specifications and warranties and have been produced in compliance with IWL's quality control procedures and consist only of items of a quality and quantity useable or saleable by IWL in the ordinary course of business. All such inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective in any amount. Such inventory is owned by IWL and is not subject to any liens, charges, pledges, security interests or other encumbrances.

     3.23 COMPLIANCE WITH LAWS.

          (a) IWL has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to any federal, state or local state, law or regulation with respect to the conduct of business or the ownership or operation of its business, assets or properties. No charge, complaint, action, suit, proceeding, hearing, known investigation, claim, demand, or notice has been filed or commenced against IWL alleging any failure to comply with any such law or regulation.

          (b) IWL has not violated in any respect, or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

          (c) IWL has not, and none of the officers, directors, shareholders or employees of IWL have, on behalf of IWL:

               (i) made or agreed to make any contribution, payment or gift funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state or local jurisdiction; or

               (ii) established or maintained any unrecorded fund or asset for any purpose, or intentionally made any false or inaccurate entries on any of its books and/or records; or

               (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office; or

               (iv) been involved in the disbursement or receipt of funds outside of the normal internal control systems of accountability or been involved in the improper or inaccurate recording of material payments, disbursements or receipts.

     3.24 FIRPTA. IWL is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     3.25 EMPLOYEE BENEFIT PLANS.

          (a) Section 3.25 of the IWL Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of IWL, any trade or business (whether or not incorporated) which is a member or which is under common control with IWL (an "IWL ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of IWL (together, the "IWL Employee Plans"), and a copy of each such IWL Employee Plan has been provided or made available to the Company and the Partnership.

          (b) (i) None of the IWL Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) all IWL Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, IRS or Secretary of the Treasury), and IWL has performed in all material respects all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the IWL Employee Plans; (iii) each IWL Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such IWL Employee Plan from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no IWL Employee Plan is or within the prior six (6) years has been subject to, and IWL has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code.

          (c) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any IWL Employee
Plan: (i) any act or omission by IWL constituting a violation of Section 402 or 403 or, to the knowledge of IWL, Section 404 or 405 of ERISA; (ii) to the knowledge of IWL, any act or omission by IWL which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code; (iii) any act or omission by IWL constituting a violation of Section 503 or 511 or, to the knowledge of IWL,
Section 510 of ERISA; or (iv) any act or omission by IWL which could give rise to liability under Section 502 of ERISA or under Sections 4979 or 4975 through 4980 of the Code or any other provisions of ERISA or the Code.

          (d) Each IWL Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from IWL or any of its Subsidiaries to (or under) any such IWL Employee Plan have been fully paid or adequately provided for on IWL Financial Statements for the most recently ended fiscal year. All accruals thereon (including, where appropriate proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by IWL with respect to, or change in employee participation or coverage under, any IWL Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently ended fiscal year.

          (e) IWL has made available to the Company and the Partnership complete, accurate and current copies of all IWL Employee Plans and all amendments, documents, correspondence addressed to IWL and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency with respect to the IWL Employee Plans at any time within the three-year period ending on the date hereof.

     3.26 CERTAIN REGULATORY MATTERS.

          (a) Except as disclosed in Section 3.26 of the IWL Disclosure Schedule and except for billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no proceedings or, to IWL's knowledge, investigations pending or, to IWL's knowledge, threatened before any domestic or foreign court, administrative, governmental or regulatory body in which any of the following matters are being considered which could reasonably be expected to have a Material Adverse Effect on IWL, nor has IWL or any of its Subsidiaries received written notice or inquiry from any such body, government official, advocacy or similar organization or any private party indicating that any of such matters should be considered or may become the object of consideration or investigation which could reasonably be expected to have a Material Adverse Effect on IWL: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any administrative, governmental or regulatory body; or (v) increase in termination or access charges or other rates paid or payable by IWL to its suppliers.

          (b) Except as disclosed in Section 3.26 of the IWL Disclosure Schedule, neither IWL nor any of its Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon IWL and remain outstanding) regarding (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements to or by any domestic or foreign court, administrative, governmental or regulatory body, government official, consumer advocacy or similar organization, in each case which could reasonably be expected to have a Material Adverse Effect on IWL.

          (c) IWL has not transferred, sold any interest in, or otherwise diluted its control over any federal or state regulatory licenses, certificates, approvals or other authorizations under which it operates, and the transfer of such authorizations, subject to regulatory approval, would not violate the terms of any agreement to which IWL is a party or by which is bound, or impinge the rights of any third party.

          (d) IWL has no current liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against IWL giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by IWL. Any such claims would be fully covered to the extent of the dollar limitations of IWL's product liability insurance. There are no recalls, threatened or pending, and no federal investigative reports have been filed or were required to have been filed with respect to any of IWL's products.

     3.27 ACCOUNTING MATTERS. Neither IWL nor, to its knowledge, any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the business combination to be effected by the Mergers and the Interest Exchange from being accounted for as a "pooling of interests."

     3.28 INTERESTED PARTY TRANSACTIONS. Except as set forth in Section 3.28 of the IWL Disclosure Schedule, since June 30, 1994, no executive officer or director of IWL (nor any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) an interest in any entity which furnished or sold, or furnishes or sells, services or products which IWL furnished or sells, or proposes to furnish or sell, or (b) any interest in any entity which purchases from or sells or furnishes to IWL any goods or services, or (c) a beneficial interest in any contract or agreement required to be set forth in Section 3.16 of the IWL Disclosure Schedule; provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.28.

     3.29 ENVIRONMENTAL AND OSHA.

          (a) IWL has complied in all material respects with all Environmental Laws and Employee Safety Laws, and no charge, action, suit, proceeding, hearing, known investigation, claim, damage, or notice has been filed or commenced against IWL alleging any failure to comply with any such law or regulation.

          (b) IWL has no obligation to take remedial action with respect to any conditions nor does IWL have any liability, and there is no basis related to IWL's past or present operations, for any present charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand giving rise to any liability or obligation to take any remedial action under any Environmental Law.

          (c) IWL has no liability relating to, and it has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in violation of any Environmental Law.

          (d) IWL has no liability for, and there is no basis for, any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against IWL giving rise to any material liability under any Employee Safety Laws.

          (e) IWL has no liability relating to, and to the knowledge of IWL, IWL has not exposed any of IWL's employees to any substances or conditions that could form the basis for, any present charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against IWL giving rise to material liability for any illness of or personal injury to any employee.

          (f) IWL has been in compliance with all the terms and conditions of all permits, licenses, and other authorizations of Governmental Entities which are required under any Environmental Law or Employee Safety Law.

          (g) All properties and equipment used by IWL are free of asbestos, PCB's and other Extremely Hazardous Substances (as defined in Section 302A of the Emergency Planning and Community Right-to-Know Act of 1986, as amended). To the knowledge of IWL, no pollutant, contaminant, chemical, or industrial, hazardous, or toxic material or waste has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that IWL has ever owned, or that IWL now leases or has ever leased.

     3.30 REPRESENTATIONS COMPLETE. None of the representations or warranties made by IWL in this Agreement, nor any statement made in any Schedule, Exhibit or certificate furnished by IWL pursuant to this Agreement, when read in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. No warranty or representation shall be deemed to have been made by IWL except for the warranties and representations set forth in this Agreement and the Exhibits, Schedules and certificates delivered pursuant hereto.

     3.31 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ICEL. IWL hereby makes for the benefit of the Company and the Partnership all of the representations and warranties made by NERA Limited, Thomas Norman Blair and Margery Helen Blair to IWL under the ICEL Stock Purchase Agreement (as defined below), which relates to the acquisition by IWL of all of the stock of Integrated Communications and Engineering Limited, a limited company incorporated in Scotland ("ICEL"), including without limitation those set forth in Schedule 2 and Section 5 of the ICEL Stock Purchase Agreement, but subject to the same limitations (including limitations on liability), exclusions and exceptions as set forth in the ICEL Stock Purchase Agreement; and IWL further represents and warrants that each of such representations and warranties, as subject to such limitations, are true, complete and correct in all material respects as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 3.31 shall be subject to the provisions relating to survivability of representations and warranties set forth in Section 8.1 hereof. Notwithstanding anything to the contrary contained herein, except for those instances in which express reference is made to ICEL, none of the representations and warranties contained in Sections 3.1 through 3.30 shall be deemed made with respect to ICEL, and no warranty or representation shall be deemed to have been made by IWL or the Merger Subsidiaries herein with respect to ICEL except for the warranties and representations set forth in this Section 3.31.


                                  ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS OF THE COMPANY AND THE PARTNERSHIP. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Partnership agrees (except to the extent that IWL shall otherwise consent in writing), to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact the Company's and the Partnership's respective present business organizations, keep available the services of its present officers and respective key employees, and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. The Company and the Partnership shall promptly notify IWL of any event or occurrence not in the ordinary course of business of the Company and the Partnership which could have a Material Adverse Effect on the Company and the Partnership, respectively. Except as expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company and Partnership Disclosure Schedule, the Company and the Partnership shall not, without the prior written consent of IWL (which consent shall not require the approval of the Board of Directors of IWL):

          (a) Enter into any commitment or transaction involving more than $500,000 of products and services of the Company and the Partnership;

          (b)  Grant any severance or termination pay in excess of $10,000
(i) to any director or (ii) to any employees, except payments made pursuant to written agreements outstanding on the date hereof;

          (c) Except for End-User Licenses, transfer to any Person any rights to the Company Intellectual Property Rights or the Partnership Intellectual Property Rights;

          (d) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products of the Company or the Partnership, or the Company or the Partnership terminates or assigns any such agreement;

          (e) Violate, amend or otherwise modify the terms of any of the contracts or agreements required to be set forth in the Company or the Partnership Disclosure Schedule except in the ordinary course of business;

          (f)  Commence any litigation except for normal collection actions;

          (g) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the Company's capital stock, or split, combine or reclassify any of the Company's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (h) Issue, deliver, sell, grant (whether or not there are shares available for grant under any stock option plans) or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for the issuance of shares pursuant to the exercise of employee stock options granted prior to the date hereof;

          (i) Except as provided in the Articles of Merger, cause or permit any amendments to the Company's Articles of Incorporation or Bylaws or the Partnership's Agreement of Limited Partnership;

          (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or the Partnership;

          (k) Sell, lease, license or otherwise dispose of any of its properties or assets which are material individually or in the aggregate, to the business of the Company or the Partnership, except in the ordinary course of business;

          (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or the Partnership or guarantee any debt securities of others in excess of $10,000, except pursuant to existing bank credit facilities or lines of credit;

          (m) Adopt or amend any employee benefit or option plan, grant any additional options to acquire shares of capital stock of the Company or any Subsidiary under any employee benefit or option plans (whether or not the issuance of such options is authorized by such plans), or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than raises in compensation payable to employees that are granted on their respective anniversary dates and are consistent with the Company's or the Partnership's, as the case may be, past practice;

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (o) Pay, discharge or satisfy in an amount in excess of $25,000 in any one case (or $100,000 in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against the Company Financial Statements or the Partnership Financial Statements;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Take any action which the Company or the Partnership, as the case may be, knows or should know would jeopardize the ability of the parties hereto to account for the Mergers and the Interest Exchange as a pooling of interests; or

          (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any action which would make any of the representations or warranties or covenants of the Company or the Partnership contained in this Agreement materially untrue or incorrect.

     4.2 NO SOLICITATION. Prior to the Effective Time, the Company and the Partnership will not (and will not permit any of the Company's officers, directors, shareholders affiliated with any officer or director or the Company's agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than IWL and its designees:

          (a) Solicit, encourage, initiate, accept or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of the Company's or the Partnership's business and properties, or capital stock or Partnership Interests, as the case may be, whether by merger, purchase of assets, tender offer or otherwise, or agree to any such offer or proposal,

          (b) Except for disclosures made to financial institutions and others in the ordinary course of business, disclose any information not customarily disclosed to any Person other than its attorneys or financial advisors concerning the Company's or the Partnership's business and properties or afford to any Person or entity access to its properties, books or records, or

          (c) Assist or cooperate with any Person to make any proposal to purchase all or any part of the Company's capital stock or assets or agree to any such proposal, other than selling its products and licensing of software in the ordinary course of business.

     4.3 CONDUCT OF BUSINESS OF IWL. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, IWL agrees (except to the extent that the Company and the Partnership shall otherwise consent in writing), to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact IWL's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. IWL shall promptly notify the Company and the Partnership of any event or occurrence not in the ordinary course of business of IWL which could have a Material Adverse Effect on IWL. Except as expressly contemplated by this Agreement or as set forth in Section 4.3 of the IWL Disclosure Schedule, IWL shall not, without the prior written consent of the Company and the Partnership (which consent shall not require the approval of the Board of Directors of the Company or the General Partner):

          (a) Enter into any commitment or transaction involving more than $500,000 of products and services of IWL;

          (b)  Grant any severance or termination pay in excess of $10,000
(i) to any director or (ii) to any employee, except payments made pursuant to written agreements outstanding on the date hereof;

          (c) Except for End-User Licenses, transfer to any Person any rights to the IWL Intellectual Property Rights;

          (d) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products of IWL, or IWL terminates or assigns any such agreement;

          (e) Violate, amend or otherwise modify the terms of any of the contracts or agreements required to be set forth in the IWL Disclosure Schedule except in the ordinary course of business;

          (f) Commence any litigation except for normal collection actions, other than litigation with IEX Corporation or CLG, Inc. arising out of or resulting from the dispute described in Section 3.9 of the IWL Disclosure Schedule;

          (g) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu or in substitution for shares of capital stock of IWL, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock.

          (h) Issue, deliver, sell, grant (whether or not there are shares available for grant under any stock option plans) or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for the issuance of shares pursuant to the exercise of employee stock options granted prior to the date hereof;

          (i) Except as provided in the Articles of Merger, cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of IWL;

          (k) Sell, lease, license or otherwise dispose of any of its properties or assets which are material individually or in the aggregate, to the business of IWL, except in the ordinary course of business;

          (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of IWL or guarantee any debt securities of others in excess of $10,000, except pursuant to existing bank credit facilities, existing lines of credit or other existing agreements referred to in Section 3.16 of the IWL Disclosure Schedule;

          (m) Adopt or amend any employee benefit or option plan, grant any additional options to acquire shares of capital stock of IWL or any Subsidiary under any employee benefit or option plans (whether or not the issuance of such options is authorized by such plans), or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than raises in compensation payable to employees that are granted on their respective anniversary dates and are consistent with IWL's past practice;

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (o) Pay, discharge or satisfy in an amount in excess of $25,000 in any one case (or $100,000 in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the IWL Financial Statements;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Take any action which IWL knows or should know would jeopardize the ability of the parties hereto to account for the Mergers or the Interest Exchange as a pooling of interests; or

          (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3(a) through (q) above, or any action which would make any of the representations or warranties or covenants of IWL contained in this Agreement materially untrue or incorrect.

     4.4 CONTROL OF OTHER PARTY'S BUSINESS; TRANSITION PLANNING. Nothing contained in this Agreement shall give IWL, directly or indirectly, the right to control or direct the Company's or the Partnership's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company or the Partnership, directly or indirectly, the right to control or direct IWL's operations prior to the Effective Time. Prior to the Effective Time, each of the Company, the Partnership, and IWL shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations. Subject to the foregoing, Ignatius W. Leonards, as Chief Executive Officer of IWL, and Jere W. Thompson, Jr., as President of the Company, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Mergers and the Interest Exchange and the other transactions contemplated hereby. If either such person ceases to be chief executive officer of his company for any reason, such person's successor shall assume his predecessor's responsibilities under this Section 4.4. During the period between the date of this Agreement and the Effective Time, Messrs. Leonards and Thompson jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of IWL, the Partnership and the Company after the Effective Time and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable and regulation.


                                   ARTICLE V
                            ADDITIONAL AGREEMENTS

     5.1.  JOINT PROXY STATEMENT AND THE REGISTRATION STATEMENT.

           (a) Holdings shall register the issuance of the shares of Holdings Common Stock to be issued in the Mergers and the Interest Exchange under the Securities Act and any blue sky law under which registration or a qualification is required. In connection therewith, as promptly as practicable after the execution and delivery of this Agreement, the parties hereto shall prepare and file with the SEC the Registration Statement, which
(i) shall be a Registration Statement on Form S-4, (ii) shall register the issuance of the shares of Holdings Common Stock to be issued in the Mergers and the Interest Exchange, and (iii) shall contain a joint proxy statement/prospectus for IWL, the Company and the Partnership. The parties shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC. Upon the SEC declaring the Registration Statement effective, IWL, the Company and the Partnership shall mail to the holders of record of shares of IWL Common Stock, Company Common Stock and Partnership Interests, the Joint Proxy Statement/Prospectus, provided, however, that IWL, the Partnership and the Company shall not mail or otherwise furnish the Joint Proxy Statement/Prospectus to their respective shareholders or to the Partners unless and until:

           (i) IWL shall have received (and included as an exhibit or appendix to the Joint Proxy Statement/Prospectus) a letter from Cruttenden Roth Incorporated, dated as of, or within two business days preceding, the date of the first mailing of the Joint Proxy Statement, to the effect set forth in Section 3.7 hereof;

          (ii) IWL shall have received a letter of KPMG Peat Marwick, LLP, dated a date within two business days prior to the date of the first mailing of the Joint Proxy Statement, and addressed to IWL, in form and substance reasonably satisfactory to IWL and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of the Company and the Partnership included in the Joint Proxy Statement and the Registration Statement;

         (iii) the Company and the Partnership shall have received a letter of KPMG Peat Marwick, LLP, dated a date within two business days prior to the date of the first mailing of the Joint Proxy Statement, and addressed to the Company and the Partnership, in form and substance reasonably satisfactory to the Company and the Partnership and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of IWL included in the Joint Proxy Statement and the Registration Statement;


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

          (iv) each of the IWL Shareholders Agreement and the Owners Agreement shall have been fully executed and delivered by all signatories thereto;

           (v) each of Ignatius W. Leonards, Byron M. Allen, Jere W. Thompson, Sr., Jere W. Thompson, Jr., Mark Langdale, Tim Rogers, Tim Terrell and Scott Roberts shall have executed and delivered to Holdings a lock-up agreement in form and substance reasonably satisfactory to Holdings (provided that the lock-up period shall expire on or prior to the date that Holdings publicly announces financial results covering at least 30 days of combined operations of IWL, the Partnership and the Company); and

          (vi) such Joint Proxy Statement/Prospectus shall include audited financial statements (balance sheets, income statements and statements of cash flows) for the Company and the Partnership as of and for the fiscal years ended December 31, 1997, 1996 and 1995 (which shall have been audited by KPMG Peat Marwick, LLP).

           (b) The parties hereto will use their respective best efforts to cause the letters referred to in clauses (ii) and (iii) above to be delivered and will cooperate in the preparation of the Joint Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable.

     5.2 IWL AND COMPANY SHAREHOLDERS' MEETINGS, PARTNERS' MEETING, AND CONSUMMATION OF THE MERGERS AND THE INTEREST EXCHANGE.

           (a) At the earliest reasonably practicable time following the execution and delivery of this Agreement, each of IWL and the Company shall promptly take all action necessary in accordance with the TBCA and its Articles of Incorporation and Bylaws to convene a meeting of their respective shareholders (each, a "Shareholders Meeting"). Each of IWL and the Company shall use all commercially reasonable efforts to solicit from its respective shareholders proxies to be voted at its Shareholders Meeting in favor of this Agreement pursuant to the Joint Proxy Statement and each of IWL and the Company shall include in the Joint Proxy Statement the recommendation of its Board of Directors in favor of this Agreement and the Mergers. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties, reasonably advisable to promptly and expeditiously secure any vote or consent of shareholders required by the TBCA and such party's Articles of Incorporation and Bylaws to effect the Mergers. At the earliest reasonably practicable time following the execution and delivery of this Agreement, the Partnership shall promptly take all action necessary in accordance with the Texas Revised Limited Partnership Act ("TRLPA") and its Agreement of Limited Partnership to convene a meeting of the Partners. The Partnership shall use all commercially reasonable efforts to solicit from its Partners proxies to be voted at such meeting in favor of this Agreement and the Interest Exchange pursuant to the Joint Proxy Statement.

           (b) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VI hereof have been fulfilled or waived, each of the parties shall execute in the manner required by the TBCA and TRLPA and deliver to and file with the Secretary of State of the State of Texas, such instruments and agreements as may be required by the TBCA and TRLPA, and the parties shall take all such other and further actions as may be required by law to make the Mergers and the Interest Exchange effective.

     5.3 ACCESS TO INFORMATION. Each of the parties hereto shall afford the other parties and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of such party as may be reasonably requested. IWL, the Partnership and the Company agree to provide to the other parties' respective accountants, counsel and other representatives copies of internal financial statements promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this
Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers and the Interest Exchange.


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

    5.4 CONFIDENTIALITY. From the date hereof to and including the Effective Time, the parties hereto shall maintain, and cause their directors, officers, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, officers, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy;
(b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information as was in the possession of such party prior to obtaining such information from such other party as to which the fact of prior possession such possessing party shall have the burden of proof. Each of IWL, the Company and the Partnership agrees that all information so received from the other party shall be deemed received pursuant to the confidentiality agreement, dated December 2, 1997, heretofore executed and delivered by IWL and the Company (the "Confidentiality Agreement") and such party shall, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors and agents, to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein. In the event that the transactions contemplated hereby shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

     5.5 EXPENSES. Subject to Section 5.12, whether or not the Mergers and the Interest Exchange are consummated, all expenses incurred in connection with this Agreement shall be the obligation of the party incurring such expenses, except that expenses incurred in connection with the printing of the Joint Proxy Statement and the Registration Statement shall be shared equally by IWL and the Company.

     5.6 PUBLIC DISCLOSURE. Unless otherwise required by law or the requirements of the Nasdaq National Market, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by IWL, the Company and the Partnership prior to release, provided that such approval shall not be unreasonably withheld. Notwithstanding the above, the IWL may make such public disclosures without the consent of the Company to the extent reasonably necessary to comply with IWL's securities laws disclosure requirements, as determined by IWL.

     5.7 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, as promptly as practicable after the date hereof, IWL, the Company and the Partnership shall (a) use all commercially reasonable efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits, or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations, including without limitation all applicable state regulatory approvals, and (b) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement, as soon as practicable. The parties acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers, or similar third party actions that are material to the consummation of the transactions contemplated hereby, and each party agrees to take all commercially reasonable actions as are necessary to complete such notifications and obtain such clearances, approvals, waivers, or third party actions except where such consequence, event, or occurrence would not have a Material Adverse Effect on IWL, the Company or the Partnership, as the case may be.

     5.8 AFFILIATE AGREEMENT. Each of the Company and IWL shareholders and each of the Partners designated by Holdings as an "Affiliated Shareholder" (the "Affiliated Shareholders") agrees to execute, on or prior to the Effective Time, an Affiliate Agreement with respect to Rule 145 under the Securities Act in the form agreed upon by the parties hereto. Holdings shall be entitled to place on the certificates evidencing any Holdings Common Stock to be received by any Affiliated Shareholder pursuant to the terms of this Agreement the legends set forth in the Affiliate Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Holdings Common Stock, consistent with the terms of such Affiliate Agreement.

     5.9  COMPLIANCE.

           (a) In consummating the Mergers, the Interest Exchange and the other transactions contemplated hereby, the Company and the Partnership shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable laws.

           (b) In consummating the Mergers, the Interest Exchange and the other transactions contemplated hereby, IWL shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and/or cause its Subsidiaries (including the Merger Subsidiaries) to comply or to be in compliance, in all material respects, with all other applicable laws.

     5.10 BLUE SKY LAWS. Holdings shall take such steps as may be necessary to comply with the federal securities laws and with the securities and blue sky laws of all other jurisdictions which are applicable to the issuance of Holdings Common Stock pursuant hereto (such determination shall be made based on the shareholder and optionee addresses furnished to Holdings by IWL and the Company). IWL, the Company and the Partnership shall use commercially reasonable efforts to assist Holdings as may be necessary to comply with the federal securities laws and with the securities and blue sky laws of all other jurisdictions which are applicable in connection with the issuance of Holdings Common Stock pursuant hereto.

     5.11 BEST EFFORTS, ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.12 EMPLOYMENT AGREEMENTS. On or prior to the date hereof, each of Ignatius W. Leonards, Byron M. Allen, Errol Olivier, Richard H. Roberson and Bryan Olivier, who are currently IWL employees, and Jere W. Thompson, Jr., Scott Roberts, Tim Rogers and Tim Terrell, who are currently Company employees, shall enter into an employment agreement (which shall include covenants not to compete) in substantially the form attached hereto as
Exhibit 5.12 with Holdings (the "Employment Agreements"). None of such employees shall have any right, remedy or cause of action under this Section 5.12, nor shall they be third party beneficiaries of this Section 5.12.
Prior to the Effective Time, the Company shall bear and be responsible for the performance of all of Holdings' obligations under the Employment Agreements with the Company employees and IWL shall bear and be responsible for the performance of all of Holdings' obligations under the Employment Agreements with the IWL employees, in each case including without limitation obligations to pay base compensation and bonus (if any), tax withholding and payment obligations (including with respect to FICA, Medicare and all other similar taxes) and employee expense reimbursement obligations. Prior to the Effective Time, each of IWL and the Company shall reimburse the other for any expenses incurred by the other that were the responsibility hereunder of IWL or the Company, as the case may be.

     5.13 POOLING ACCOUNTING. IWL, the Partnership and the Company shall each use commercially reasonable efforts to cause the business combination to be effected by the Mergers and the Interest Exchange to be accounted for as a pooling of interests. Each of IWL, the Partnership and the Company shall use commercially reasonable efforts to cause its "affiliates" (within the meaning of Rule 145 promulgated under the Securities Act) not to take any action that would adversely affect the ability of the parties hereto to account for the business combination to be effected by the

Mergers and the Interest Exchange as a pooling of interests. The Affiliate Agreements to be entered into by the Affiliated Shareholders shall require the Affiliated Shareholders not to sell, exchange, transfer, pledge, dispose of, offer for sale or grant an option to purchase any shares of the Holdings Common Stock during the period which begins on the date hereof and ends on the third day after Holdings publicly announces financial results covering at least 30 days of combined operations of IWL, the Partnership and the Company.

     5.14 NASDAQ LISTING. Holdings agrees to use its best efforts to authorize for listing on the Nasdaq National Market the shares of Holdings Common Stock issuable, and those required to be reserved for issuance, in connection with the Mergers and the Interest Exchange, upon official notice of issuance.

     5.15  POST-MERGER BOARD OF DIRECTORS AND OFFICERS OF HOLDINGS.
Following the Effective Time, Holdings shall use commercially reasonable efforts to (a) cause the Board of Directors of Holdings to consist of Ignatius W. Leonards, Byron M. Allen, Jere W. Thompson, Jr., Mark Langdale, Tim Rogers, one outside director designated by IWL and one outside director designated by the Company (provided that IWL and the Company shall each have the right to veto the other's designee) and (b) cause the officers of Holdings to consist of Jere W. Thompson, Jr., Chief Executive Officer, Ignatius W. Leonards, President, Byron M. Allen, Executive Vice President, and Richard H. Roberson, Controller, Treasurer and Secretary. Holdings shall take all action necessary to amend its Articles of Incorporation as of the Effective Time to change its name to "CapRock Communications Corp." or such other name as may be agreed upon by the parties.

     5.16 NO REGISTRATION RIGHTS. Holdings shall not be required to amend or maintain the effectiveness of the Registration Statement for any purposes, including without limitation for the purpose of permitting resale of the shares of Holdings Common Stock received pursuant hereto by the Persons who may be deemed to be "affiliates" of Holdings, IWL, the Company or the Partnership within the meaning of Rule 145 promulgated under the Securities Act.

     5.17 NOTIFICATION OF CERTAIN MATTERS. Each of IWL, the Partnership and the Company shall give prompt notice to the other of the following:

           (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly, any Material Adverse Effect with respect to such party;

           (b) any material failure of such party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

           (c) any facts relating to such party which would make it necessary or advisable to amend the Joint Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law;

           (d) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject; and

           (e) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.17 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI
              CONDITIONS TO THE MERGERS AND THE INTEREST EXCHANGE

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGERS AND THE INTEREST EXCHANGE. The respective obligations of each party to this Agreement to effect the Mergers and the Interest Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) SHAREHOLDER APPROVAL. The Mergers and the Interest Exchange and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of each of IWL and the Company in accordance with the TBCA and of the Partners in accordance with TRLPA and/or the Agreement of Limited Partnership of the Partnership;

           (b) LEGALITY. No federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the Mergers and the Interest Exchange illegal or otherwise prohibiting the consummation of the Mergers and the Interest Exchange;

           (c) REGULATORY MATTERS. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby (including any consents or approvals required by the FCC or any state public utility commissions), other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby and no Material Adverse Effect on Holdings or the Surviving Corporations, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either (i) have a Material Adverse Effect on Holdings or the Surviving Corporations, or (ii) prevent the parties hereto from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that such parties currently anticipate receiving therefrom; provided further, however, that until such time as the Requisite Regulatory Approvals have been obtained, there shall be no change in the ownership or management of IWL, the Company or the Partnership and no transfer of control whatsoever over the governmental authorizations held by IWL, the Company or the Partnership except insofar as such change in ownership or management or transfer of control may be completed without obtaining regulatory approval in order to comply with applicable federal, state and local laws, rules, regulations and policies;

           (d) REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have become effective prior to the mailing by IWL, the Company and the Partnership of the Joint Proxy Statement to their respective shareholders and Partners, as applicable, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

           (e) BLUE SKY. All state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

           (f) NASDAQ LISTING. The shares of Holdings Common Stock into which the shares of IWL Common Stock, Company Common Stock and Partnership Interests will be converted pursuant to Article II hereof and the shares of Holdings Common Stock issuable upon the exercise of Holdings Options pursuant to Section 1.6 hereof shall have been duly approved for listing on the Nasdaq National Market, subject to official notice of issuance; and


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

           (g) LOCK-UP AGREEMENTS. All of the lock-up agreements required to be executed pursuant to Section 5.1(a) shall have been executed and delivered to Holdings.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PARTNERSHIP. The obligations of the Company and the Partnership to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Partnership:

           (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of IWL and the Merger Subsidiaries in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and IWL and the Merger Subsidiaries shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

           (b) CERTIFICATE OF IWL. Each of the Company and the Partnership shall have been provided with a certificate executed on behalf of IWL by its Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time:

               (i) all representations and warranties made by IWL and the Merger Subsidiaries under this Agreement are true and complete in all material respects; and

              (ii) all covenants, obligations and conditions of this Agreement to be performed by IWL and the Merger Subsidiaries on or before such date have been so performed in all material respects.

           (c) LEGAL OPINIONS. (i) The Company and the Partnership shall have received a legal opinion from Munsch Hardt Kopf Harr & Dinan, P.C. and from IWL's regulatory counsel as to corporate and regulatory matters, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Company and the Partnership; (ii) the Company and the Partnership shall have received an opinion from Hughes & Luce, L.L.P., counsel to the Company and the Partnership, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and the Partnership, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion: (A) no gain or loss will be recognized for federal income tax purposes by Holdings, the Company or C-Sub as a result of the formation of Holdings and C-Sub and the Merger of C-Sub with and into the Company; (B) no gain or loss will be recognized for federal income tax purposes by the shareholders of the Company upon their exchange of Company Common Stock for the Company Merger Consideration pursuant to such Company Merger; and (C) no gain or loss will be recognized for federal income tax purposes by the Partners upon their exchange of Partnership Interests for shares of Holdings Common Stock pursuant to the Interest Exchange; and (iii) IWL shall have received the opinion described in Section 6.3(e)(ii) hereof, in form and substance reasonably satisfactory to the Company.

           (d) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any event, fact or condition that has had or reasonably would be expected to have a Material Adverse Effect on IWL.

           (e) SATISFACTORY FORM OF LEGAL AND ACCOUNTING MATTERS. The form, scope and substance of all legal, tax and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to the Company's and the Partnership's counsel and accountants.

           (f) AFFILIATE AGREEMENTS. The Company and the Partnership shall have received from each IWL Affiliated Shareholder an executed Affiliate Agreement, which shall be in full force and effect.


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

           (g) EMPLOYMENT AGREEMENTS. The Employment Agreements shall have been duly executed and delivered and shall be in full force and effect.

           (h) IWL SHAREHOLDERS AGREEMENT. The IWL Shareholders Agreement shall have been executed and delivered to the Company and the Partnership on or prior to the date hereof.

           (i) POOLING OF INTERESTS LETTER. Each of the Company and the Partnership shall have received a letter from KPMG Peat Marwick, LLP to the effect that the Mergers and the Interest Exchange qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

           (j) RELEASE OF GUARANTIES. The guaranties made by Mr. Jere W. Thompson, Jr. and Mr. Mark Langdale of the indebtedness of the Partnership to Bank One Texas, N.A. shall have been released and terminated.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF IWL AND THE MERGER SUBSIDIARIES. The obligations of IWL and the Merger Subsidiaries to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by IWL:

           (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company and the Partnership in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, and the Company and the Partnership shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

           (b) CERTIFICATE OF THE COMPANY AND THE PARTNERSHIP. IWL and the Merger Subsidiaries shall have been provided with certificates executed on behalf of the Company by its President and the Partnership by its General Partner to the effect that, as of the Effective Time:

               (i) all representations and warranties made by the Company and the Partnership under this Agreement are true and complete in all material respects; and

              (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company or the Partnership, as the case may be, on or before such date have been so performed in all material respects.

           (c) THIRD PARTY CONSENTS. The Company and the Partnership shall have obtained the consents listed in Section 6.3(c) of the Company and Partnership Disclosure Schedule, as well as the consent or approval of each other Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Holdings or the Surviving Corporations.

           (d) SATISFACTORY FORM OF LEGAL AND ACCOUNTING MATTERS. The form, scope and substance of all legal, tax and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to IWL's counsel and accountants.

           (e) LEGAL OPINIONS. (i) IWL and the Merger Subsidiaries shall have received a legal opinion from Hughes & Luce, L.L.P. and from regulatory counsel to the Company and the Partnership as to corporate and regulatory matters, each dated as of the Closing Date and each in form and substance reasonably satisfactory to IWL; (ii) IWL shall have received an opinion from Munsch Hardt Kopf Harr & Dinan, P.C., dated as of the Closing Date in form and substance reasonably satisfactory to the Company and the Partnership, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion: (A) no gain or loss will be recognized for


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

federal income tax purposes by Holdings, IWL or I-Sub as a result of the formation of Holdings and I-Sub and the Merger of I-Sub with and into IWL; and (B) no gain or loss will be recognized for federal income tax purposes by the shareholders of IWL upon their exchange of IWL Common Stock solely for Holdings Common Stock pursuant to such IWL Merger; and (iii) the Company and the Partnership shall have received the opinion described in Section 6.2(c)(ii) hereof, in form and substance reasonably satisfactory to IWL.

           (f) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any event, fact or condition which has had or reasonably would be expected to have a Material Adverse Effect on Holdings, the Company, the Partnership or the Surviving Corporations since the date hereof.

           (g) AFFILIATE AGREEMENTS. IWL shall have received from each Company and Partnership Affiliated Shareholder an executed Affiliate Agreement, which shall be in full force and effect.

           (h) EMPLOYMENT AGREEMENTS. The Employment Agreements shall have been duly executed and delivered and shall be in full force and effect.

           (i) OWNERS AGREEMENT. The Owners Agreement shall have been executed and delivered to IWL on or prior to the date hereof.

           (j) CONTRIBUTION AGREEMENTS. Each Partner shall have executed and delivered to IWL a Contribution Agreement in respect of such Partner's Partnership Interest, shall have consented to the transfers of Partnership Interests contemplated by the Interest Exchange and shall have consented to the substitution of the Company as the new General Partner of the Partnership and of Holdings as the new limited partner of the Partnership.

           (k) POOLING ACCOUNTING. IWL shall have received a letter from KPMG Peat Marwick, LLP to the effect that the Mergers and the Interest Exchange qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of IWL or the Company or by the General Partner:

           (a) By mutual written consent of each of IWL, the Company and the General Partner;

           (b) By either IWL, on the one hand, or the Company and the Partnership, on the other hand, if the Mergers and the Interest Exchange shall not have been consummated on or before December 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 6.1(c) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to a date that is one year from the date hereof;

           (c) By either IWL, the Company or the Partnership if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;


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

           (d) By either IWL, on the one hand, or the Company and the Partnership, on the other hand, if another party shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, results or would reasonably be expected to result in a Material Adverse Effect on IWL, on the one hand, or the Company or the Partnership, on the other hand, as the case may be;

           (e) By either IWL, on the one hand, or the Company and the Partnership, on the other hand, upon the occurrence of a Material Adverse Effect on another party or an event which could reasonably be expected to result in a Material Adverse Effect on the other;

           (f) (i) by IWL (A) if the Board of Directors or any committee of the Board of Directors of the Company or the General Partner (w) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Mergers or the Interest Exchange, (x) shall fail to reaffirm such approval or recommendation upon IWL's request, (y) shall approve or recommend any acquisition of the Company or the Partnership or a material portion of their respective assets or any tender offer for shares of their capital stock or partnership interests, in each case, other than by a party hereto or an affiliate thereof, or (z) shall resolve to take any of the foregoing specified actions or (B) if the Board of Directors or any committee of the Board of Directors of IWL (x) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Mergers or the Interest Exchange, (y) shall approve or recommend any acquisition of IWL or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party hereto or an affiliate thereof, or
(z) shall resolve to take any of the foregoing specified actions; or (ii) by the Company and the Partnership (A) if the Board of Directors or any committee of the Board of Directors of IWL (w) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Mergers or the Interest Exchange, (x) shall fail to reaffirm such approval or recommendation upon the request of the Company or the Partnership, (y) shall approve or recommend any acquisition of IWL or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party hereto or an affiliate thereof, or (z) shall resolve to take any of the foregoing specified actions or (B) if the Board of Directors or any committee of the Board of Directors of the Company or the General Partner (x) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Mergers or the Interest Exchange, (y) shall approve or recommend any acquisition of the Company or the Partnership or a material portion of their respective assets or any tender offer for shares of their capital stock or partnership interests, in each case, other than by a party hereto or an affiliate thereof, or (z) shall resolve to take any of the foregoing specified actions;

           (g) By either (i) IWL (A) if any of the required approvals of the shareholders or Partners, as the case may be, of the Company and the Partnership, as the case may be, shall fail to have been obtained at a duly held shareholders or Partners' meeting, as the case may be, of the Company or the Partnership, including any adjournments thereof, or (B) if the required approval of the shareholders of IWL shall fail to have been obtained at a duly held shareholders meeting of IWL, including any adjournments thereof; or
(ii) the Company and the Partnership (A) if any of the required approvals of the shareholders or Partners, as the case may be, of the Company and the Partnership, as the case may be, shall fail to have been obtained at a duly held shareholders or Partners' meeting, as the case may be, of the Company or the Partnership, including any adjournments thereof, or (B) if the required approval of the shareholders of IWL shall fail to have been obtained at a duly held shareholders meeting of IWL, including any adjournments thereof;

           (h) By the Company or the Partnership, prior to the approval of this Agreement by the shareholders of the Company or the Partners, as the case may be, upon two business days' prior notice to IWL, if, as a result of an Acquisition Proposal received by the Company or the Partnership from a Person other than a party to this Agreement or any of its affiliates, the Board of Directors of the Company or the General Partner, as the case may be, determines in good faith, on the basis of oral or written advice of outside counsel, that their fiduciary obligations under

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

applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of the Company or the General Partner shall have concluded in good faith, after considering applicable provisions of law, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors or the General Partner to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, the Company or the Partnership shall, and shall cause its respective financial and legal advisors to, negotiate with IWL to adjust the terms and conditions of this Agreement to provide the opportunity for the Company or the Partnership to proceed with the transactions contemplated hereby; or

          (i) By IWL, prior to the approval of this Agreement by the shareholders of the IWL upon two business days' prior notice to the Company and the Partnership, if, as a result of an Acquisition Proposal received by IWL from a Person other than a party to this Agreement or any of its affiliates, the Board of Directors of IWL determines in good faith, on the basis of oral or written advice of outside counsel that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided however, that (i) the Board of Directors of IWL shall have concluded in good faith, after considering applicable provisions of law, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, IWL shall, and shall cause its respective financial and legal advisors to, negotiate with the Company and the Partnership to adjust the terms and conditions of this Agreement to provide the opportunity for IWL to proceed with the transactions contemplated hereby;

provided further, however, that no termination shall be effective pursuant to Sections 7.1(f), (g), (h) or (i) under circumstances in which a termination fee is payable by IWL, on the one hand, or the Company and the Partnership, on the other hand, under Section 7.2(b) or (c) unless concurrently with such termination, such termination fee is paid in full by IWL, on the one hand, or the Company and the Partnership, on the other hand, in accordance with the provisions of Sections 7.2(b) or (c), as applicable.

     7.2  EFFECT OF TERMINATION.

          (a)  In the event of termination of this Agreement as provided in
Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto, except (i) as set forth in this Section 7.2 and in Sections 2.19, 2.24, 2A.18, 2A.23, 3.5, 3.6 and 8.10 hereof, and (ii)
nothing herein shall relieve any party hereto from liability for any willful breach hereof.

          (b)  If (i) this Agreement (A) is terminated by IWL pursuant to
Section 7.1(f)(i)(A) or Section 7.1(g)(i)(A) or by the Company or the Partnership pursuant to Section 7.1(f)(ii)(B), Section 7.1(g)(ii)(A) or
Section 7.1(h) hereof, or (B) is terminated as a result of the Company's or the Partnership's material breach of Section 5.2 hereof which is not cured within 30 days after notice thereof to the Company or the Partnership, as appropriate, and (ii) at the time of such termination or prior to the meeting of the Company's shareholders or the Partners there shall have been an Acquisition Proposal involving the Company or any of its Subsidiaries or the Partnership (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), the Company or the Partnership, as the case may be, shall pay to IWL a termination fee of $2.5 million, which shall be payable in cash at the date of termination.

          (c) If (i) this Agreement (A) is terminated by the Company or the Partnership pursuant to Section 7.1(f)(ii)(A) or Section 7.1(g)(ii)(B) or by IWL pursuant to Section 7.1(f)(i)(B), Section 7.1(g)(i)(B) or Section 7.1(i), or (B) is terminated as a result of IWL's material breach of Section 5.2 hereof which is not cured within 30 days after notice thereof to IWL, and (ii) at the time of such termination or prior to the meeting of IWL's shareholders there shall have been an Acquisition Proposal involving IWL or any of its Subsidiaries (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), IWL shall pay to the Company and the Partnership an aggregate termination fee of $2.5 million, which shall be payable in cash at the date of termination.

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

          (d) The Company, the Partnership, and IWL agree that the agreements contained in Section 7.2(b) and Section 7.2(c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If any party fails to promptly pay any fee due under Section 7.2(b) or Section 7.2(c), then such party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank One Texas, N.A. from the date such fee was required to be paid.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto pursuant to a writing adopted by action taken by all of the parties at any time before the Effective Time; provided, however, that, after approval of the Mergers and the Interest Exchange by the shareholders of IWL or the Company or the Partners, whichever shall occur first, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of shares of IWL Common Stock or Company Common Stock and the Partnership Interests upon consummation of the Mergers and the Interest Exchange, (b) alter or change any term of the Articles of Incorporation of the Surviving Corporations, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Holdings, IWL, the Company or the Partnership. This Agreement may not be amended except by an instrument in writing signed by the parties.

     7.4 WAIVER. At any time before the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                     ARTICLE VIII
                                  GENERAL PROVISIONS

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (including the Affiliate Agreements) shall survive the Mergers and the Interest Exchange and continue until the earlier of (i) the date one year following the Effective Time or (ii) the date Holdings publicly announces financial results covering at least 30 days of combined operations of IWL, the Partnership and the Company, provided that any representation or warranty relating or pertaining to Company Taxes shall terminate upon the expiration of all applicable statutes of limitations relevant to Company Taxes or Tax matters. All covenants to be performed after the Effective Time shall continue indefinitely.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given and received if delivered personally or by commercial delivery service, or three business days after being mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to IWL or any Merger Subsidiary, to:

               IWL Communications, Inc.
               12000 Aerospace Avenue, Suite 200
               Houston, Texas  77034
               Attn: Chief Executive Officer
               Facsimile No.:  (281) 929-1004

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

               with a copy to:

               Munsch Hardt Kopf Harr & Dinan, P.C.
               4000 Fountain Place
               1445 Ross Avenue
               Dallas, Texas 75202-2790
               Attn:  A. Michael Hainsfurther, Esq.
               Facsimile No.:  (214) 855-7584

          (b)  if to the Company, to:

               CapRock Communications Corp.
               Two Galleria Tower, Suite 1925
               13455 Noel Road
               Dallas, Texas  75240-6638
               Attn:  Jere W. Thompson, Jr.
               Facsimile No.: (972) 788-4243

               or if to the Partnership, to:

               CapRock Fiber Network, Ltd.
               Two Galleria Tower, Suite 1925
               13455 Noel Road
               Dallas, Texas  75240-6638
               Attn:  Jere W. Thompson, Jr.
               Facsimile No.: (972) 788-4243

               each with a copy to:

               Hughes & Luce, L.L.P.
               1717 Main Street, Suite 2800
               Dallas, Texas  75201
               Attn: Dudley W. Murrey, Esq.
               Facsimile No.: (214) 939-6100

     8.3 INTERPRETATION. When a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedules and Exhibits to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 MISCELLANEOUS. This Agreement and the documents and instruments and other agreements among the parties hereto (including the Confidentiality Agreement) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof, including the parties' letter of intent with respect to this transaction,

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

but excluding the Confidentiality Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Texas, and further agree that service of documents commencing any suit therein may be made as provided in Section 8.2.

     8.7 ATTORNEYS' FEES. If any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

     8.8 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     8.11 DEFINITIONS. Terms used herein with initial capital letters shall have the respective meanings set forth below:

     "Acquisition Proposal" shall mean a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving the Company or the Partnership or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of the Company or the Partnership.

     "Affiliated Shareholders" has the meaning set forth in Section 5.8.

     "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Articles of Merger" shall have the meaning set forth in Section 1.2(a).

     "Closing" shall have the meaning set forth in Section 1.2(c).

     "Closing Date" shall have the meaning set forth in Section 1.2(c).

     "COBRA" shall have the meaning set forth in Section 2.20.

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

     "Code" shall have the meaning set forth in Recital F to this Agreement.

     "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Company Authorizations" shall have the meaning set forth in Section 2.14.

     "Company Balance Sheet" shall have the meaning set forth in Section 2.5.

     "Company Commercial Software Rights" shall have the meaning set forth in
Section 2.11(b).

     "Company Common Stock" shall have the meaning set forth in Section 1.6(a).

     "Company Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article II.

     "Company Employee Plans" shall have the meaning set forth in Section
2.27(a).

     "Company Equity Rights" shall have the meaning set forth in Section 2.3(a).

     "Company ERISA Affiliates" shall have the meaning set forth in Section 2.27(a).

     "Company Exchange Ratio" shall have the meaning set forth in Section
1.6(a).

     "Company Financial Statements" shall have the meaning set forth in Section 2.5.

     "Company Intellectual Property Rights" shall have the meaning set forth in
Section 2.11(a).

     "Company Merger" shall have the meaning set forth in Recital A to this Agreement.

     "Company Merger Consideration" shall have the meaning set forth in Section 1.6(a).

     "Company Returns" shall have the meaning set forth in Section 2.8(a).

     "Confidentiality Agreement" shall have the meaning set forth in Section
5.4.

     "Consents" shall have the meaning set forth in Section 6.1(c).

     "Contribution Agreement" shall have the meaning set forth in Section
1.2(b).

     "Converted Option" shall have the meaning set forth in Section 1.6(g).

     "C-Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Dissenter" shall have the meaning set forth in Section 1.7(a).

     "Dissenters' Shares" shall have the meaning set forth in Section 1.7(a).

     "Effective Time" shall have the meaning set forth in Section 1.2(a).

     "Employee Safety Laws" shall have the meaning set forth in Section 2.18(d).

     "Employment Agreement" shall have the meaning set forth in Section 5.12.

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

     "End-User Licenses" shall have the meaning set forth in Section 2.11(a).

     "Environmental Law" shall have the meaning set forth in Section 2.18(b).

     "Equipment" shall have the meaning set forth in Section 2.10(c).

     "ERISA" shall have the meaning set forth in Section 2.27(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 1.6(d).

     "Exchange Fund" shall have the meaning set forth in Section 1.6(d).

     "Exchange Ratios" shall have the meaning set forth in Section 1.6(a).

     "FCC" shall have the meaning set forth in Section 3.3.

     "GAAP" shall have the meaning set forth in Section 2.5.

     "General Partner" shall have the meaning set forth in Recital A to this Agreement.

     "Governmental Entity" shall have the meaning set forth in Section 2.4.

     "Holdings" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Holdings Common Stock" shall have the meaning set forth in Recital A to this Agreement.

     "Holdings Option" shall have the meaning set forth in Section 1.6(g).

     "ICEL" shall have the meaning set forth in Section 3.31.

     "ICEL Stock Purchase Agreement" shall mean that certain Agreement dated January 21, 1998, among IWL, NERA Limited, and Thomas Norman Blair and Margery Helen Blair for the sale and purchase of the whole of the issued share capital of ICEL, including all schedules and exhibits attached thereto.

     "Interest Exchange" shall have the meaning set forth in Recital A to this Agreement.

     "Interest Exchange Consideration" shall have the meaning set forth in
Section 1.6(a).

     "IRS" shall have the meaning set forth in Section 2.27(b).

     "I-Sub" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "IWL" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "IWL Authorizations" shall have the meaning set forth in Section 3.17.

     "IWL Commercial Software Rights" shall have the meaning set forth in
Section 3.15(b).

     "IWL Common Stock" shall have the meaning set forth in Section 1.6(a).

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

     "IWL Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article III.

     "IWL Employee Plans" shall have the meaning set forth in Section 3.25(a).

     "IWL Equity Rights" shall have the meaning set forth in Section 3.2(b).

     "IWL ERISA Affiliate" shall have the meaning set forth in Section 3.25(a).

     "IWL Exchange Ratio" shall have the meaning set forth in Section 1.6(a).

     "IWL Financial Statements" shall have the meaning set forth in Section 3.4.

     "IWL Intellectual Property Rights" shall have the meaning set forth in
Section 3.15(a).

     "IWL Merger" shall have the meaning set forth in Recital A to this Agreement.

     "IWL Merger Consideration" shall have the meaning set forth in Section 1.6(a).

     "IWL Returns" has the meaning set forth in Section 3.12(a).

     "IWL Shareholders Agreement" shall have the meaning set forth in Recital E to this Agreement.

     "Joint Proxy Statement" shall have the meaning set forth in Section 2.24.

     "Limited Partners" shall have the meaning set forth in Section 1.2(b).

     "Material Adverse Effect" shall mean any change in or effect on the business of the referenced corporation or partnership or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (a) the United States economy or (b) the United States securities markets if, in any of (a) or
(b), the effect on IWL, the Company or the Partnership (as the case may be) and its respective Subsidiaries, taken as a whole, is not disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole.

     "Merged Corporation" shall have the meaning set forth in Section 1.6.

     "Merger Subsidiary" shall have the meaning set forth in the introductory paragraph of Article III.

     "Mergers" shall have the meaning set forth in Recital A to this Agreement.

     "Options" shall have the meaning set forth in Section 1.6(g).

     "Owners Agreement" shall have the meaning set forth in Recital D to this Agreement.

     "Partners" shall have the meaning set forth in Section 1.2(b).

     "Partnership" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Partnership Authorizations" shall have the meaning set forth in Section 2A.14.

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

     "Partnership Balance Sheet" shall have the meaning set forth in Section
2A.5.

     "Partnership Commercial Software Rights" shall have the meaning set forth in Section 2A.11(b).

     "Partnership Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article IIA.

     "Partnership Employee Plans" shall have the meaning set forth in Section 2A.26(a).

     "Partnership Equity Rights" shall have the meaning set forth in Section 2A.3(a).

     "Partnership Financial Statements" shall have the meaning set forth in
Section 2A.5.

     "Partnership Intellectual Property Rights" shall have the meaning set forth in Section 2A.11(a).

     "Partnership Interests" shall have the meaning set forth in Recital A to this Agreement.

     "Partnership Returns" shall have the meaning set forth in Section 2A.8(a).

     "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     "Pre-Surrender Dividends" shall have the meaning set forth in Section
1.6(d).

     "Registration Statement" shall have the meaning set forth in Section 2.24.

     "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 6.1(c).

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall have the meaning set forth in Section 3.4.

     "Securities Act" shall have the meaning set forth in Section 2.24.

     "Shareholders' Meeting" shall have the meaning set forth in Section 5.2(a).

     "Shares" shall have the meaning set forth in Section 1.6(d).

     "Subsidiary" means any corporation or other legal entity of which IWL, the Company or the Partnership, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, except that in the case of IWL, ICEL shall not, for any purposes of this Agreement, be considered a Subsidiary of IWL.

     "Surviving Corporation" shall have the meaning set forth in Section 1.1.

     "Tax" or "Taxes" shall have the meaning set forth in Section 2.8(a).

     "TBCA" shall have the meaning set forth in Section 1.7(a).

     "Termination Date" shall have the meaning set forth in Section 7.1(b).

     "TRLPA" shall have the meaning set forth in Section 5.2(a).

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

     IN WITNESS WHEREOF, Holdings, IWL, the Merger Subsidiaries, the Company and the Partnership have caused this Agreement to be signed by themselves or their duly authorized respective officers or general partners, all as of the date first written above.

                              IWL HOLDINGS CORP.


                              By:   /s/ Jere W. Thompson, Jr.
                                  -------------------------------
                              Its:  Chief Executive Officer
                                  -------------------------------


                              IWL COMMUNICATIONS, INCORPORATED


                              By:   /s/ Ignatius W. Leonards
                                  -------------------------------
                              Its:  Chief Executive Officer
                                  -------------------------------


                              IWL ACQUISITION CORP.


                              By:   /s/ Jere W. Thompson, Jr.
                                  -------------------------------
                              Its:  Chief Executive Officer
                                  -------------------------------


                              CAPROCK COMMUNICATIONS CORP.


                              By:   /s/ Jere W. Thompson, Jr.
                                  -------------------------------
                              Its:  Chief Executive Officer
                                  -------------------------------


                              CAPROCK ACQUISITION CORP.


                              By:   /s/ Jere W. Thompson, Jr.
                                  -------------------------------
                              Its:  Chief Executive Officer
                                  -------------------------------


                              CAPROCK FIBER NETWORK, LTD.

                              By:  CapRock Systems, Inc.
                              Its: General Partner


                                   By:  /s/ Jere W. Thompson, Jr.
                                       --------------------------
                                   Its: President
                                       --------------------------

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